Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SQUARE, INC.,

DOORDASH, INC.

AND

ALPINE ACQUISITION SUB, LLC

Dated as of July 31, 2019

TABLE OF CONTENTS

	Article I
	Definitions

1.1	Definitions	1
1.2	Other Defined Terms	12

	Article II
	Purchase and Sale; Closing

2.1	Purchase and Sale	17
2.2	Aggregate Consideration	17
2.3	Closing Date	17
2.4	Purchased Assets	17
2.5	Excluded Assets	19
2.6	Assumed Liabilities	21
2.7	Retained Liabilities	21
2.8	Closing Deliveries	22
2.9	Delivery of Purchased Assets	24
2.10	Non-Assignment; Consents	24
2.11	Withholding	26

	Article III
	Representations and Warranties of Seller

3.1	Organization, Standing and Power	26
3.2	Authority; Execution and Delivery; Enforceability	26
3.3	No Conflicts; Consents	27
3.4	Proceedings	27
3.5	Absence of Changes; No Business Material Adverse Effect	27
3.6	Business Financial Information	27
3.7	No Undisclosed Liabilities	28
3.8	Title	28
3.9	Intellectual Property	28
3.10	Privacy; Cybersecurity	30
3.11	Real Property	32
3.12	Personal Property	33
3.13	Material Contracts	34
3.14	Sufficiency of Assets	35
3.15	Compliance with Applicable Laws; Permits	35
3.16	Taxes	36
3.17	Labor Relations; Employees and Employee Benefit Plans	36
3.18	Brokers	39
3.19	Environmental Laws	39
3.20	Investigation	39

3.21	Accredited Investor; Investment Experience	40
3.22	Purchase of Parent Shares Entirely for Own Account	40
3.23	Parent Shares Unregistered; Restricted Securities; No Public Market	40
3.24	Legends	40
3.25	No Other Representations or Warranties	41

	Article IV
	Representations and Warranties of the Purchaser Parties

4.1	Organization, Standing and Power	41
4.2	Capitalization	42
4.3	Subsidiaries	43
4.4	Authority; Execution and Delivery; Enforceability	43
4.5	Valid Issuance of Parent Shares and Common Stock	43
4.6	Capital Stock	43
4.7	Offering	44
4.8	Proprietary Information Agreements	44
4.9	Patents and Trademarks	44
4.10	Compliance with Other Instruments	45
4.11	Agreements; Actions	45
4.12	Related-Party Transactions	46
4.13	Permits	46
4.14	Registration Rights	46
4.15	Corporate Documents	47
4.16	Title to Property and Assets	47
4.17	Parent Financial Statements	47
4.18	Changes	47
4.19	Employee Benefit Plans	48
4.20	Tax Returns, Payments and Elections	48
4.21	Insurance	49
4.22	Minute Books	49
4.23	Labor Agreements and Actions; Employee Compensation	49
4.24	Section 83(b) Elections	50
4.25	Foreign Corrupt Practices Act	50
4.26	Data Privacy	50
4.27	Real Property Holding Corporation	50
4.28	Compliance with Laws	51
4.29	Absence of Purchaser Parties Material Adverse Effect	51
4.30	No Conflicts; Consents	51
4.31	Financial Ability to Perform	51
4.32	Investigation	52
4.33	Proceedings	52
4.34	Brokers	52
4.35	Acknowledgment of No Other Representations or Warranties	52

	Article V
	Covenants

5.1	Efforts	53
5.2	Covenants Relating to Conduct of Business	55
5.3	Confidentiality	57
5.4	Access to Information	58
5.5	Publicity	59
5.6	Employee Matters	60
5.7	Financial Obligations	63
5.8	Use of Names Following Closing	63
5.9	Insurance	64
5.10	Further Assurances; Misallocated Assets; Misdirected Payments	64
5.11	Bulk Transfer Laws	65
5.12	Licenses and Support	65
5.13	R&W Insurance Policy	68
5.14	Non-Solicitation of Employees	68
5.15	Delivery of Financial Statements	69
5.16	Financial Statement Cooperation Following Closing	69
5.17	Release of Liens	69
5.18	Transition Services	70
5.19	Commercial Agreements	70
5.20	Parent Guarantee	70
5.21	Co-Sale Agreement	70

	Article VI
	Certain Tax Matters

6.1	Allocation	70
6.2	Tax Treatment of Payments	71
6.3	Cooperation and Exchange of Information	71
6.4	Transfer Taxes	71
6.5	Proration of Taxes	72

	Article VII
	Conditions Precedent

7.1	Conditions to Each Party’s Obligations to Close	72
7.2	Conditions to Obligations of the Purchaser Parties to Close	72
7.3	Conditions to Obligations of Seller to Close	73

	Article VIII
	Termination; Effect of Termination

8.1	Termination	74
8.2	Effect of Termination	75
8.3	Notice of Termination	75
8.4	Parent Termination Fee	75

	Article IX
	Indemnification

9.1	Survival	76
9.2	Indemnification by Seller	77
9.3	Indemnification by the Purchaser Parties	78
9.4	Procedures	79
9.5	Limitation on Liability	80

	Article X
	General Provisions

10.1	Entire Agreement	81
10.2	Assignment	81
10.3	Amendments and Waivers	82
10.4	No Third-Party Beneficiaries	82
10.5	Notices	82
10.6	Specific Performance	83
10.7	Governing Law and Jurisdiction	83
10.8	Waiver of Jury Trial	84
10.9	Severability	84
10.10	Counterparts	84
10.11	Expenses	85
10.12	Interpretation; Absence of Presumption	85
10.13	Waiver of Conflicts; Attorney-Client Privilege	86

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement and Bill of Sale

Exhibit B	Form of Transition Services Agreement

ANNEXES

Annex A	Form of R&W Insurance Policy

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of July 31, 2019 (this “Agreement”), is by and among Square, Inc., a Delaware corporation (“Seller”), DoorDash, Inc., a Delaware corporation (“Parent”) and Alpine Acquisition Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Purchaser” and, together with Parent, the “Purchaser Parties”). Seller, Parent and Purchaser are each referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business;

WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to, and desires to cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser, and Purchaser desires to purchase and acquire from the Seller Entities, all of their right, title and interest in and to the Purchased Assets, and Purchaser desires to assume, pay, discharge and perform the Assumed Liabilities (the “Transaction”);

WHEREAS, concurrently with the execution and delivery off this Agreement, as a material inducement to Parent’s willingness to enter into this Agreement, certain employees of the Business are accepting employment offers from Parent, in each case contingent on the consummation of the Transaction; and

WHEREAS, simultaneously with the Closing, Seller and Purchaser desire to enter, or to cause certain of their respective Affiliates or Subsidiaries to enter, into certain other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Cash Consideration” means $310,000,035.55 in cash.

“Aggregate Share Consideration” means 527,156 Parent Shares in the aggregate.

“Antitrust Approvals” means all Approvals from Governmental Entities that are required under applicable Antitrust Laws to permit the consummation of the Transaction and the other transactions contemplated by this Agreement.

“Antitrust Laws” means any applicable Law or other legal restraint designed to govern competition or trade regulation, or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) or other applicable Law and any employment, individual consulting, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock or other equity or equity-based compensation, incentive, commission, deferred compensation, severance, termination, vacation, health, welfare or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits or other compensation or benefit plan, program, policy, agreement or arrangement, in each case whether or not written, that is sponsored, maintained, contributed to or entered into by Seller or any of its Subsidiaries or Affiliates for the benefit of any Business Employee, other than any employee benefit plan or program sponsored or maintained solely by a Governmental Entity.

“Business” means the research, development, marketing, operation and support of a delivery and pickup service for restaurants, and catering service for restaurants and companies, in each case as currently conducted by Seller and its Affiliates as the Caviar business, but excluding any other Seller products or services, including the platform to provide point-of-sale integrations and order injections, payment processing and payout services, lending and financing, online store, marketing and partnerships with on-demand delivery providers.

“Business Books and Records” means, to the extent related to the Business, all of the files, regulatory filings, work papers, personnel and employment records, supplier and customer lists, financial and accounting books and records, reports, budgets, forecasts, purchase orders and invoices, sales orders and sales order log books, cost and pricing information, marketing documentation, correspondence and miscellaneous records; provided that the Business Books and Records shall not include (a) Tax Returns and other books and records (including work papers) related to Taxes paid or payable by Seller or any of its Affiliates, (b) personnel and employment records for employees and former employees who are not Business Employees, (c) any books and records solely to the extent related to an Excluded Asset or Retained Liability, and (d) subject to Section 2.4(i), any books and records that are not separable without undue burden or expense from books and records that are exclusively related to the Business.

“Business Day” means any day, other than a Saturday, Sunday or day on which commercial banks are required or authorized to be closed in New York, New York or San Francisco, California.

“Business Employee” means each employee of Seller listed in Section 1.1(a) of the Seller Disclosure Schedules.

“Business Field” means the Business as conducted immediately prior to the date hereof and as of immediately prior to the Closing Date.

“Business Financial Statements” means (i) the audited balance sheet of the Business, and the related audited statements of income, cash flows and stockholders’ equity, and (ii) an unaudited (but auditor reviewed) balance sheet of the Business, and the related unaudited (but auditor reviewed) statements of income, cash flows and stockholders’ equity, for such fiscal or interim periods as would be required by Parent to be included in financial statements in a registration statement on Form S-1 under the Securities Act if such registration statement were filed within thirty (30) days after the Closing Date (assuming satisfaction of the condition set forth in Section 7.2(d)). For illustrative purposes, (A) if the Closing Date is anticipated to occur on or prior to September 30, 2019 (assuming delivery of the following Business Financial Statements), then the Business Financial Statements shall be (1) the audited balance sheet of the Business as of December 31, 2017 and December 31, 2018, and the related audited statements of income, cash flows and stockholders’ equity for the fiscal years then ended and (2) the unaudited (but auditor reviewed) balance sheet of the Business as of June 30, 2018 and June 30, 2019, and the related unaudited (but auditor reviewed) statements of income, cash flows and stockholders’ equity for the six (6)-month periods then ended, (B) if the Closing Date is anticipated to occur after September 30, 2019 but on or prior to December 31, 2019 (assuming delivery of the following Business Financial Statements), then the Business Financial Statements shall be (1) the audited balance sheet of the Business as of December 31, 2017 and December 31, 2018, and the related audited statements of income, cash flows and stockholders’ equity for the fiscal years then ended and (2) the unaudited (but auditor reviewed) balance sheet of the Business as of September 30, 2018 and September 30, 2019, and the related unaudited (but auditor reviewed) statements of income, cash flows and stockholders’ equity for the nine (9)-month periods then ended, and (C) if the Closing Date is anticipated to occur after December 31, 2019 but on or prior to March 31, 2020 (assuming delivery of the following Business Financial Statements), then the Business Financial Statements shall be (1) the audited balance sheet of the Business as of December 31, 2017, December 31, 2018 and December 31, 2019, and (2) the related audited statements of income, cash flows and stockholders’ equity for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019.

“Business Material Adverse Effect” means any event, change, development, circumstance or effect that, either alone or in combination, has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Business, taken as a whole; except that any event, change, development, circumstance or effect resulting or arising from, or in connection with, any of the following matters shall be excluded from the determination of whether a “Business Material Adverse Effect” has occurred: (i) the general conditions in the industries in which the Business operates, including economic, regulatory, legal and tax conditions, and competition in any of the geographic areas in which the Business operates; (ii) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including with respect to interest rates and trade tariffs); (iii) any act of civil unrest, war or terrorism (including by cyberattack not specifically targeted at the Business or the Purchased Assets), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (iv) any conditions resulting from natural disasters, weather developments, man-made disasters, acts of God or other force majeure events; (v) the failure of the financial or operating performance of the Business to meet Seller’s or analyst or other external projections, forecasts or budgets for any period (provided that the causes underlying such failure shall not be excluded pursuant to this clause (v)); (vi) any action taken or omitted to be taken by

Seller, any of its Subsidiaries or any of their respective Representatives at the written request of Parent or Purchaser; (vii) changes in any Law (including any proposed Law) or applicable accounting principles or standards or, in each case, any interpretations thereof; or (viii) the execution, announcement, pendency or consummation of this Agreement or the Transaction, or the identity of the Purchaser Parties or its Affiliates or any communication by the Purchaser Parties or any of their Affiliates (including in respect of its plans or intentions, including in respect of the Business Employees), including any loss of Business Employees, customers, supplier, partners, licensees, licensors or other business relationships resulting from any of the foregoing; except, in the case of clauses (i), (ii), (iii), (iv) and (vii), to the extent, and only to the extent, that such event, change or development has a disproportionate effect on the Business relative to other similar businesses in the industries in which the Business operates.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written contract, agreement, lease, license, commitment, loan or credit agreement, indenture, note, bond, instrument, mortgage, deed of trust, other arrangement, understanding or obligation, in each case as amended and supplemented from time to time, other than a Permit or a Benefit Plan.

“Environmental Claim” means any Proceeding by any Person alleging potential Liability in respect of the Purchased Assets (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, whether or not owned or operated by any Seller Entity or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to pollution or protection of human health or the environment, including Laws relating to Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Business Tax” means any Tax that is (A) imposed with respect to the Purchased Assets, the Assumed Liabilities or the Business for any Pre-Closing Period or (B) imposed on Seller for any period.

“Fundamental Purchaser Parties Representations” means the representations and warranties made by Seller in Section 4.1, Section 4.2, Section 4.4, Section 4.5, Section 4.6 and Section 4.34.

“Fundamental Seller Representations” means the representations and warranties made by Seller in Section 3.1, Section 3.2, Section 3.8 and Section 3.18.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any national, state, local, supranational or foreign government or court, administrative agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality, in the case of each of the foregoing, of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person at any date, any amounts owed as of the applicable date, without duplication, in respect of: (a) all obligations for borrowed money; (b) all merchant payables, courier payables and accounts payable; (c) all obligations in respect of letters of credit to the extent drawn; (d) all obligations evidenced by bonds, debentures, notes or similar instruments; (e) all capital lease obligations (as accounted for under GAAP); (f) all guarantees (or any other arrangement having the effect of a guarantee) of Indebtedness of others; (g) all Indebtedness of others secured by any Lien on any owned or acquired property (whether or not such Indebtedness is assumed by such Person); (h) all net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon the determination thereof (assuming they were terminated on the date of determination); and (i) accrued interest, penalties or fees related to any of the foregoing, including any prepayment and redemption premiums or penalties (including breakage costs) and any other fees and expenses paid or payable to satisfy such Indebtedness as of such date.

“Information Technology” means computer systems and other equipment, or hardware (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and telecommunications systems) used in the general operation of the Business; provided that Information Technology does not include any Software.

“Infringement” or “Infringe” means that a given item or activity directly or indirectly infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property Rights of, any Person.

“Intellectual Property Rights” means any and all intellectual or industrial property rights, including common law or statutory rights anywhere in the world arising under or associated with (a) patents and patent applications and similar or equivalent rights in inventions or designs (“Patents”); (b) trademarks, service marks, trade names, trade dress, logos, slogans, hash tags and other designations of origin (“Marks”); (c) rights in domain names, web addresses, uniform resource locators, social media pages/identifiers and other names and locators associated with Internet addresses and sites (“Internet Properties”); (d) copyrights and any other rights in works of authorship (including Software as a work of authorship) and any related rights of authors (“Copyrights”); (e) trade secrets, industrial secret rights and rights in know-how and confidential or proprietary information, in each case that derive independent economic value from not being generally known (“Trade Secrets”); (f) intellectual property rights in databases, data compilations, data collections (including knowledge databases, customer lists and customer databases) and other rights in data; and (g) rights of publicity and other equivalent rights to use the names, likeness, image, photograph, voice, identity and Personal Data.

“Investors’ Rights Agreement” means that certain Sixth Amended and Restated Investors’ Rights Agreement, dated as of May 21, 2019, by and among Parent and the investors listed on Schedule A thereto.

“Judgment” means any judgment, injunction, order, decree, stipulation, award, ruling, writ or assessment of any Governmental Entity.

“Knowledge” means, (a) with respect to Seller, (i) for matters relating to Intellectual Property Rights or Technology, the actual knowledge of the individuals listed in Section 1.1(b)(ii)(A) of the Seller Disclosure Schedules after reasonable inquiry of such individual’s direct reports who have operational responsibility in respect of the matter in question, (ii) for all other matters, the actual knowledge of the individuals listed in Section 1.1(b)(ii)(B) of the Seller Disclosure Schedules, and (b) with respect to Parent, Purchaser or the Purchaser Parties, the actual knowledge of the individuals listed in Section 1.1(b) of the Purchaser Parties Disclosure Schedules.

“Law” means any national, state, local, supranational or foreign law, statute, code, ordinance, rule, regulation, Judgment or treaty, in each case promulgated by a Governmental Entity.

“Leased Real Property” means the real property that relates to the Transferred Leases.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising.

“Licensable” means, with respect to any Intellectual Property Right: (a) ownership of such Intellectual Property Right or (b) the right to license, sublicense or otherwise grant rights or immunities under such Intellectual Property Right consistent with the scope of licenses, rights or immunities granted under this Agreement without a requirement to obtain a consent from, enter into an agreement with, or provide notice to, any third party, or to pay or grant any additional rights, immunities or consideration to any third party; provided that if Seller or its Affiliates has the right to grant a license or other rights or immunities to Purchaser and its Affiliates under any Intellectual Property Right that is more limited than required by the license or other grants set forth in this Agreement, then such Intellectual Property Right will nonetheless be deemed “Licensable” to the maximum extent possible.

“Licensed Libraries” means the Software libraries listed on Section 2.4(c) of the Seller Disclosure Schedules under the headings “A-Libraries” and “B-Libraries.”

“Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, security interest, charge, easement, covenant, title defects, right-of-way, encroachment, restriction, right of first refusal, offer or purchase, option or other similar right to purchase, or other encumbrance on exercise of ownership.

“Losses” means losses, liabilities, fines, damages, Taxes, payments, penalties, costs and expenses, including reasonable fees and disbursements of attorneys, accountants and other experts.

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, radon or mold, fungi, mycotoxins or other substances that are regulated under Environmental Law because of their hazardous, toxic or dangerous properties or characteristics (including the use, storage, handling and disposal of any such substances).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), Open Source Initiative, and the Apache License) that (a) requires or conditions the use or distribution of such Software or other material, or portion thereof, on (i) the disclosure, licensing, or distribution of any source code for any portion of such Software, or (ii) the granting to licensees of the right to make derivative works or other modifications to such Software or other material or portions thereof, or (b) could otherwise impose any limitation, restriction, or condition on the right or ability of the Business to use, sell, offer for sale, license, distribute or charge for any product or service.

“Organizational Documents” means, with respect to a Person, the certificate of incorporation, bylaws or equivalent governing documents, as applicable, of such Person.

“Parent Share Value” means $189.6971 per share of Parent’s Series G Preferred Stock.

“Parent Shares” means shares of Parent’s Series G Preferred Stock.

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Entity, including with respect to Environmental Laws; provided that Permits shall not include any Antitrust Approvals.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable, or that are being contested in good faith by appropriate Proceedings or with respect to which adequate reserves according to GAAP have been set aside on the applicable financial statements; (b) statutory or common law Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen or vendors and other like Liens arising or incurred in the ordinary course of business which are not yet due and payable or that are that are being contested in good faith by appropriate Proceedings; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) Liens deemed to be created by this Agreement or any other Transaction Document; and (e) Liens that will be released prior to or in connection with the Closing. Notwithstanding the foregoing, “Permitted Liens” shall not include any Liens arising under any Indebtedness.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personal Data” means, (a) collectively, an individual’s name, street address, telephone number, e-mail address, social means, any information about an identifiable individual, including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person or a particular computing system or device (and for greater certainty includes all such information with respect to employees) and (b) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing in a manner that would permit such information to be linked with a particular natural person.

“Post-Closing Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Proceeding” means any judicial or administrative claims, actions, suits or proceedings by or before any Governmental Entity.

“Property Taxes” means real, personal and intangible ad valorem property Taxes.

“Purchaser Licensed IP” means, subject to Section 5.2(b)(viii), all Transferred Intellectual Property (other than Patents, Marks and Internet Properties) embodied in any Retained Technology or otherwise used in, held for use in or necessary for the operation or conduct of the Retained Business as conducted prior to the Closing Date.

“Purchaser Licensed Patents” means the Transferred Patents (including any Patent that issues from a Patent application included in the Transferred Patents) and all foreign equivalents thereof that, absent a license thereto, would have been infringed by the operation or conduct of the Retained Business prior to the Closing Date.

“Purchaser Parties Disclosure Schedules” means those certain Purchaser Parties Disclosure Schedules, dated as of the date of this Agreement, provided by the Purchaser Parties to Seller in connection with the execution of this Agreement.

“Purchaser Parties Material Adverse Effect” means any event, change, development, circumstance or effect that, either alone or in combination, has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Purchaser Parties, taken as a whole; except that any event, change, development, circumstance or effect resulting or arising from, or in connection with, any of the following matters shall be excluded from the determination of whether a “Purchaser Parties Material Adverse Effect” has occurred: (i) the general conditions in the industries in which the Purchaser Parties operate, including economic, regulatory, legal and tax conditions, and competition in any of the geographic areas in which the Purchaser Parties operate; (ii) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including with respect to interest rates and trade tariffs); (iii) any act of civil unrest, war or terrorism (including by cyberattack not specifically targeted at the Purchaser Parties), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (iv) any conditions resulting from natural disasters, weather developments, man-made disasters, acts of God or other force majeure events; (v) the failure of the financial or operating performance of Purchaser or Parent to meet Purchaser’s, Parent’s or analyst or other external projections, forecasts or budgets for any period (provided that the causes underlying such failure shall not be excluded pursuant to this clause (v)); (vi) any action taken or omitted to be taken by the Purchaser Parties, any of their Subsidiaries or any of their respective Representatives at the written request of Seller; (vii) changes in any Law (including any proposed Law) or applicable accounting principles or standards or, in each case, any interpretations thereof; or (viii) the execution, announcement, pendency or consummation of this Agreement or the Transaction, or the identity of Seller or its Affiliates or any communication by Seller or any of its Affiliates, including any loss of employees, customers, supplier, partners, licensees, licensors or other business relationships resulting from any of the foregoing; except, in the case of clauses (i), (ii), (iii), (vi) and (vii), to the extent, and only to the extent, that such event, change or development has a disproportionate effect on the Purchaser Parties relative to other similar businesses in the industries in which the Purchaser Parties operate.

“Registered Intellectual Property” means all United States, international or foreign (a) issued Patents and Patent applications (including provisional applications, divisionals, reissues, reexaminations, continuations, and continuations-in-part); (b) registered Marks and applications to register Marks; (c) registered Copyrights and applications for Copyright registration; (d) registered Internet Properties (including internet domain names and social media accounts); and (e) any other Intellectual Property Right that is subject to any filing or recording with any Governmental Entity or other public or quasi-public legal authority.

“Representatives” of a Person means any Affiliate of such Person, and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors, representatives or agents.

“Retained Business” means any and all businesses of Seller and its Affiliates other than the Business.

“Retained Field” means any field other than the Business Field.

“Retained Technology” means any and all Technology used, or held for use, in, or necessary for the operation of the Retained Business, it being understood that such Technology may include copies of the Transferred Technology and vice versa.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules, dated as of the date of this Agreement, provided by Seller to the Purchaser Parties in connection with the execution of this Agreement. Any update or purported update to the Seller Disclosure Schedules after the execution of this Agreement will be disregarded for all purposes of and under this Agreement.

“Seller Entities” means Seller and each of its Subsidiaries that has a right, title and interest in and to the Purchased Assets and/or Assumed Liabilities.

“Seller Licensed IP” means all Intellectual Property Rights (other than Patents, Marks and Internet Properties) owned or Licensable by Seller or its Affiliates and used or held for use in, or necessary for the operation of, the Business prior to the Closing Date, including any such Intellectual Property Rights embodied in any Transferred Technology, in each case excluding the Transferred Intellectual Property.

“Seller Licensed Patents” means (a) the Patents listed on Section 1.1(c) of the Seller Disclosure Schedules, (b) any other Patents owned or Licensable by Seller or its Affiliates that, absent a license thereto, would have been infringed by the operation or conduct of the Business prior to the Closing Date, and (c) any other Patents that claim priority from or share priority with any of the issued Patents or pending Patent applications described in subsections (a) or (b) above, that, absent a license thereto, would have been infringed by the operation or conduct of the Business prior to the Closing Date, in each case excluding the Transferred Patents.

“Seller Marks” means (a) the corporate names of Seller or any of its Subsidiaries and (b) any other Marks owned or used by Seller or its Subsidiaries, whether or not registered, in any jurisdiction, other than, in the case of this clause (b), the Transferred Marks.

“Shared Contract” means the Contracts set forth on Section 1.1(d) of the Seller Disclosure Schedules, which Contracts are primarily related, but not exclusively related, to the Business.

“Software” means computer software, middleware or firmware, including object code, source code, scripts, application programming interfaces, and related documentation, as the context requires.

“Standard Software” means any non-customized Software that (a) is licensed solely in executable or object code form or as a hosted subscription service pursuant to a nonexclusive internal use software license, (b) is not incorporated into, or used directly in the distribution of, any Business products or services, and (c) is generally available on standard terms for either (i) annual payments by the Business of $75,000 or less or (ii) aggregate payments by the Business of $150,000 or less; provided that “Standard Software” shall not include any Open Source Materials.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools, supplies, accessories and other tangible personal property; provided that Tangible Personal Property shall not include any Technology or Information Technology.

“Tax” means any tax, assessment, levy or other charge imposed by a Taxing Authority, including any net income, sales, use, ad valorem, gross receipts, value added, profits, license, withholding, payroll, employment, unemployment, social security, excise, severance, premium, property, transfer, stamp, capital stock, environmental, alternative or add-on minimum, occupation and franchise tax, estimated, unclaimed property or property subject to escheat or other tax, together with any interest, penalties and additions to tax imposed with respect to such amounts.

“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement required to be filed with any Taxing Authority relating to Taxes and any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Technology” means all technology in whatever form and other tangible embodiments thereof, whether or not embodying Intellectual Property Rights, including documentation, materials, reports, data, databases, Software, algorithms, communication protocols, routines, logic information, protocols, works of authorship, files, devices, hardware, know-how, ideas, concepts, processes, methods, designs, design rules, formulae, recipes, technical information, tools, prototypes, techniques, plans, specifications, discoveries and inventions (whether or not patented or patentable). For the avoidance of doubt, Technology does not include any Intellectual Property Rights.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement and Bill of Sale and the Transition Services Agreement.

“Transferred Intellectual Property” means (a) the Registered Intellectual Property listed on Section 2.4(b)(i) of the Seller Disclosure Schedules, (b) the Intellectual Property Rights (other than Registered Intellectual Property) that are owned by Seller or its Affiliates as of the Closing and primarily used, primarily held for use or primarily practiced in the operation of the Business and (c) all Intellectual Property Rights owned by Caviar, Inc., excluding, without limitation, the Intellectual Property Rights listed on Section 2.5(b) of the Seller Disclosure Schedules.

“Transferred Marks” means the Marks listed on Section 1.1(f) of the Seller Disclosure Schedules under the heading “Transferred Marks.”

“Transferred Patents” means (a) the Patents listed on Section 1.1(f) of the Seller Disclosure Schedules under the heading “Transferred Patents,” (b) any Patents related by a terminal disclaimer to such Patents, and (c) all Patents that claim priority from or share priority with any of the foregoing, regardless of whether listed on Section 1.1(f) of the Seller Disclosure Schedules.

“Transferred Technology” means Technology owned by Seller or its Affiliates as of the Closing, to the extent that such Technology is (a) used in the operation of the Business, including the Technology set forth on Section 2.4(c) of the Seller Disclosure Schedules or (b) owned by Caviar, Inc., excluding without limitation, the Technology listed on Section 2.5(c); provided that Transferred Technology shall not include Information Technology, Business Books and Records or Tangible Personal Property. For the purposes of the foregoing Technology is owned by Seller or its Affiliates if the Intellectual Property Rights embodied therein are owned by Seller or its Affiliates and not licensed to Seller or its Affiliates by a third party.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“Voting Agreement” means the Sixth Amended and Restated Voting Agreement, dated as of May 21, 2019, by and among Parent and the investors listed on Schedule A thereto.

1.2 Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section
Affiliate	1.1
Aggregate Cash Consideration	1.1
Aggregate Consideration	2.2
Aggregate Share Consideration	1.1
Agreement	Preamble
Allocation	6.1
Antitrust Approvals	1.1
Antitrust Laws	1.1
Antitrust Remedies	5.1(a)
Approvals	2.10(a)
Assignment and Assumption Agreement and Bill of Sale	2.8(a)(v)
Assumed Liabilities	2.6
Bankruptcy Code	5.12(h)
Benefit Plan	1.1
Business	1.1
Business Books and Records	1.1
Business Contracts	2.4(a)
Business Day	1.1
Business Employee	1.1
Business Field	1.1

Business Financial Statements	1.1
Business Material Adverse Effect	1.1
Business Proprietary Software	3.9(j)
Closing	2.3
Closing Date	2.3
Code	1.1
Common Stock	4.2(b)
Confidentiality Agreement	5.3(a)
Contract	1.1
Contributor	3.9(b)
control	1.1
Copyrights	1.1
Covered Persons	4.7(b)
Current Representation	10.13(a)
De Minimis Amount	9.2(c)(ii)
Deductible	9.2(c)(i)
Designated Person	10.13(a)
Disqualification Events	4.7(b)
Enforceability Exceptions	3.2
Environmental Claim	1.1
Environmental Laws	1.1
ERISA	1.1
ERISA Affiliate	1.1
Excluded Assets	2.5
Excluded Business Tax	1.1
FCPA	4.25
Fundamental Purchaser Parties Representations	1.1
Fundamental Seller Representations	1.1
GAAP	1.1
General Indemnity Cap	9.2(b)(i)
Governmental Entity	1.1
Guarantees	5.7
HSR Act	1.1
Indebtedness	1.1
Information Technology	1.1
Infringe	1.1
Infringement	1.1
Intellectual Property Rights	1.1
Internet Properties	1.1
Investors’ Rights Agreement	1.1
Judgment	1.1
Knowledge	1.1
Law	1.1
Leased Real Property	1.1
Liabilities	1.1
Licensable	1.1

Licensed Libraries	1.1
Licensee	5.12(g)
Licensor	5.12(g)
Lien	1.1
Losses	1.1
Marks	1.1
Material Contracts	3.13(a)
Materials	5.8(c)
Materials of Environmental Concern	1.1
Multiemployer Plan	1.1
Non-Antitrust Approvals	2.10(b)
Non-Assignable Assets	2.10(a)
NYSE	1.1
Open Source Materials	1.1
Organizational Documents	1.1
Outside Date	8.1(d)
Parent	Preamble
Parent Defined Contribution Plan	5.6(h)
Parent Financial Statement Date	4.17
Parent Financial Statements	4.17
Parent Option Plan	4.2(d)
Parent Share Value	1.1
Parent Shares	1.1
Parent Termination Fee	8.4
Parties	Preamble
Party	Preamble
Patents	1.1
Pay with Cash Agreement	2.8(a)(ix)
Payout Services Agreement	2.8(a)(xi)
Payment Processing Agreement	2.8(a)(x)
Permits	1.1
Permitted Liens	1.1
Person	1.1
Personal Data	1.1
Personal Information	4.26
Post-Closing Period	1.1
Pre-Closing Period	1.1
Preferred Stock	4.2(a)
Privacy Agreements	3.10(a)
Privacy Laws	3.10(a)
Proceeding	1.1
Processing	3.10(a)
Property Taxes	1.1
Purchased Assets	2.4
Purchaser	Preamble
Purchaser Indemnified Parties	9.2(a)

Purchaser Licensed IP	1.1
Purchaser Licensed Patents	1.1
Purchaser Parties	Preamble
Purchaser Parties Disclosure Schedules	1.1
Purchaser Parties Material Adverse Effect	1.1
R&W Insurance Policy	5.13(a)
R&W Insurer	5.13(a)
Registered Intellectual Property	1.1
Regulatory Termination	8.4
Related Party	4.12
Representatives	1.1
Residuals	5.12(i)
Retained Business	1.1
Retained Claims	2.5(l)
Retained Field	1.1
Retained Liabilities	2.7
Retained Technology	1.1
SEC	5.3(b)
Securities Act	1.1
Seller	Preamble
Seller 401(a) Plan	3.17(a)
Seller Benefit Plans	2.5(a)
Seller Defined Contribution Plans	5.6(h)
Seller Disclosure Schedules	1.1
Seller Entities	1.1
Seller Indemnified Parties	9.3
Seller Licensed IP	1.1
Seller Licensed Patents	1.1
Seller Marks	1.1
Seller Parties	9.3
Series A Preferred Stock	4.2(a)
Series A-1 Preferred Stock	4.2(a)
Series B Preferred Stock	4.2(a)
Series C Preferred Stock	4.2(a)
Series D Preferred Stock	4.2(a)
Series E Preferred Stock	4.2(a)
Series F Preferred Stock	4.2(a)
Shared Contract	1.1
Software	1.1
Solicitor	4.7(b)
Special Indemnity Cap	9.2(b)(iii)
Special Indemnity Matter	9.2(a)(iii)
Standard Software	1.1
Straddle Period	1.1
Subsidiary	1.1
Tangible Personal Property	1.1

Tax	1.1
Tax Proceeding	1.1
Tax Return	1.1
Taxing Authority	1.1
Technology	1.1
Third-Party Claim	9.4(a)
Tokens	4.10
Trade Secrets	1.1
Transaction	Recitals
Transaction Documents	1.1
Transfer Taxes	6.4(a)
Transferred Benefit Plans	2.4(h)
Transferred Business Employee	5.6(c)
Transferred Intellectual Property	1.1
Transferred Leases	2.4(a)(v)
Transferred Marks	1.1
Transferred Patents	1.1
Transferred Permits	2.4(f)
Transferred Registered Intellectual Property	3.9(a)
Transferred Tangible Personal Property	2.4(e)
Transferred Technology	1.1
Transition Services Agreement	2.8(a)(iv)
Treasury Regulations	1.1
TSA Approvals	2.9(b)
Unaudited Financial Information	3.6
Voting Agreement	1.1

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause the Seller Entities to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from the Seller Entities, all of such Seller Entities’ right, title and interest in and to the Purchased Assets, free and clear of any and all Liens (other than Permitted Liens). On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall and hereby agrees to assume, pay, discharge and perform all of the Assumed Liabilities.

2.2 Aggregate Consideration. In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, at the Closing, Purchaser shall (a) pay, or cause to be paid, to Seller (and/or the Seller Entities as directed by Seller pursuant to an allocation schedule) the Aggregate Cash Consideration and the Aggregate Share Consideration (collectively, the “Aggregate Consideration”) and (b) assume the Assumed Liabilities. For the avoidance of doubt, if at any time during the period between the date hereof and the Closing, there is a change in the number of issued and outstanding Parent Shares, or securities convertible or exchangeable into Parent Shares, in each case, as a result of a reclassification, stock split, stock dividend or stock distribution, recapitalization, merger, subdivision or other similar transaction, the Aggregate Share Consideration shall be equitably adjusted to provide Seller with the same economic effect as contemplated by this Agreement prior to such event.

2.3 Closing Date. The closing of the Transaction (the “Closing”) shall take place at 8:00 a.m., California time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, on the second (2nd) Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) or at such other place, time and date as may be agreed between Seller and the Purchaser Parties in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.4 Purchased Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser or its designee, and Purchaser or its designee shall purchase and acquire from Seller and the other Seller Entities, all of such Seller Entities’ right, title and interest as of the Closing in the following (collectively, the “Purchased Assets”):

(a) each of the following (collectively, such Contracts or portions of Contracts, the “Business Contracts”):

(i) each Contract (including license agreements, settlement agreements, releases, immunities and covenants not to sue) (A) that grants to any Seller Entity a right, license, release, immunity or covenant not to sue to any third party’s Intellectual Property Rights that are exclusively used or exclusively practiced by Seller in the conduct of the Business or (B) that is an exclusive inbound license or other exclusive inbound right to any third-party Intellectual Property Rights or Technology exclusively used or exclusively practiced in the Business;

(ii) the Contracts listed on Section 2.4(a)(ii) of the Seller Disclosure Schedules;

(iii) each other Contract that is exclusively related to the Business;

(iv) to the extent of and subject to Section 2.10(f), those portions of Shared Contracts that are exclusively related to the Business; and

(v) each sublease, license, use or occupancy agreement for real property (together with all amendments, assignments, modifications, extensions, renewals, terminations and guaranties with respect thereto) listed on Section 2.4(a)(v) of the Seller Disclosure Schedules (collectively, the “Transferred Leases”);

(b) the Transferred Intellectual Property, including (i) the right to seek and obtain damages for the past, present or future Infringement of any Transferred Intellectual Property and (ii) in the case of the Transferred Marks, the goodwill of the Business appurtenant thereto;

(c) the Transferred Technology;

(d) all Information Technology owned (or purported to be owned) by any Seller Entity and primarily used in the operation of the Business;

(e) except as set forth on Section 2.5(o) of the Seller Disclosure Schedules, any and all Tangible Personal Property primarily used in the operation of the Business (collectively, “Transferred Tangible Personal Property”);

(f) (i) each Permit listed on Section 2.4(f) of the Seller Disclosure Schedules and (ii) each other Permit that is primarily related to the Business (collectively, the “Transferred Permits”);

(g) any and all claims, causes of action, defenses and rights of offset or counterclaims (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) at any time to the extent arising out of or to the extent related to the Business, the Purchased Assets or Assumed Liabilities and the right to retain all proceeds and monies therefrom received after the Closing, other than (i) any Retained Claims and other Excluded Assets pursuant to Section 2.5(h) or Section 2.5(l) and the right to receive proceeds and monies therefrom and (ii) for the avoidance of doubt, any proceeds or monies received prior to Closing from any such claims, causes of action, defenses and rights of offset or counterclaims;

(h) the Benefit Plans listed on Section 3.17(a) of the Seller Disclosure Schedules (collectively, the “Transferred Benefit Plans”) and any and all assets, trust agreements or any other funding and administrative Contracts to the extent exclusively related to the Transferred Benefit Plans; and

(i) the Business Books and Records; provided that, with respect to any such Business Books and Records, Seller and the Seller Entities shall be permitted to (i) retain copies of such Business Books and Records (or portions thereof) to the extent required to comply with applicable Law or pursuant to bona fide internal compliance procedures or retention policies (including until the expiration of the applicable statute of limitations in respect of any Taxes, including any extensions thereof), (ii) retain copies of such Business Books and Records (or portions thereof) to the extent related to Seller’s and its Subsidiaries’ obligations under the Transaction Documents, (iii) retain copies of such Business Books and Records (or portions thereof) to the extent not exclusively related to the Business, the Purchased Assets or Assumed Liabilities, (iv) retain such Business Books and Records in the form of so-called back-up electronic tapes that were made in the ordinary course of business and are subject to a bona fide retention policy or procedure of Seller and (v) redact those portions of such Business Books and Records that pertain solely to Excluded Assets or Retained Liabilities, or deliver copies of such Business Books and Records unredacted; provided that the portion of such Business Books and Records that pertains to Excluded Assets or Retained Liabilities shall be subject to the confidentiality provisions of this Agreement; provided, further, that to the extent any books and records (other than minutes and related presentations of the governing bodies of Seller or any of its Subsidiaries) are not separable without undue burden or expense from books and records that are exclusively related to the Business, Seller shall notify Purchaser of such circumstance and the Parties shall cooperate to enter into a permissible arrangement (reasonably acceptable to the Parties) intended to provide the Purchaser Parties access to such Business Books and Records (for the avoidance of doubt, not including minutes and related presentations of the governing bodies of Seller or any of its Subsidiaries).

2.5 Excluded Assets. Notwithstanding anything to the contrary contained herein, Purchaser expressly understands and agrees that the following assets, business lines, properties, rights and claims of Seller and its Subsidiaries (collectively, the “Excluded Assets”) shall be retained by Seller or its Subsidiaries, and shall be excluded from the Purchased Assets:

(a) any and all Benefit Plans, other than Transferred Benefit Plans (“Seller Benefit Plans”), and any and all assets, trust agreements or any other funding and administrative Contracts related to the Seller Benefit Plans;

(b) any and all Intellectual Property Rights, other than the Transferred Intellectual Property;

(c) any and all Technology, other than the Transferred Technology;

(d) any and all Contracts (or portions thereof), other than the Business Contracts (including the portion of Shared Contracts not required to be assigned, transferred and conveyed to Purchaser);

(e) any and all owned real property and leased real property and other interests in real property, other than the Transferred Leases;

(f) any and all Tangible Personal Property, other than Transferred Tangible Personal Property;

(g) (i) any and all prepaid Taxes and any and all refunds of or credits against any Taxes of any of the Seller Entities or any of their respective Affiliates for any period;

(h) any merchant receivables, courier receivables, accounts receivable, cash, cash equivalents, bank deposits, prepaid expenses, security deposits, lease deposits or similar items or employee receivables, in each case of any Seller Entity;

(i) (i) Tax Returns and other books and records related to Taxes paid or payable by the Seller Entities or any of their respective Affiliates; and (ii) any and all books and records other than the Business Books and Records;

(j) any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any prepaid premiums and any and all claims, rights to make claims and rights to proceeds thereunder;

(k) any and all Permits, other than Transferred Permits;

(l) any and all claims, causes of action, defenses and rights of offset or counterclaims (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) at any time to the extent arising out of or related to the Excluded Assets or Retained Liabilities (including all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers, distributors, licensees and licensors in favor of the Seller Entities or any of their Affiliates in relation to any Excluded Assets or Retained Liabilities), and the right to retain all proceeds and monies therefrom (collectively, the “Retained Claims”);

(m) (i) all attorney-client privilege and attorney work-product protection of the Seller Entities as a result of legal counsel representing the Seller Entities in connection with the Transaction and the other transactions contemplated by this Agreement or any of the Transaction Documents, (ii) all documents or communications subject to the attorney-client privilege or work-product protection described in subclause (i) of this paragraph and (iii) all documents maintained by the Seller Entities in connection with the Transaction and the other transactions contemplated by this Agreement or any of the Transaction Documents;

(n) any and all assets set forth on Section 2.5(n) of the Seller Disclosure Schedules;

(o) any and all equipment set forth on Section 2.5(o) of the Seller Disclosure Schedules; and

(p) any and all assets (including the shares of Caviar, Inc.), business lines, properties, rights and claims of Seller and its Subsidiaries that do not constitute Purchased Assets.

The Parties acknowledge and agree that neither Purchaser nor any of its Affiliates will acquire or be permitted to retain any direct or indirect right, title or interest in any Excluded Assets.

2.6 Assumed Liabilities. On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall only assume and hereby agrees to discharge, satisfy and perform only the following Liabilities of Seller and its Subsidiaries, in each case, whether accruing prior to, on or after the Closing (the “Assumed Liabilities”):

(a) other than the Liabilities retained by Seller pursuant to Section 2.7(a) through Section 2.7(d) or as otherwise provided in this Section 2.6, any and all Liabilities relating to or arising out of the ownership and operation of the Business or the Purchased Assets prior to, at or after the Closing;

(b) any and all Liabilities arising under the Business Contracts (other than the portion of Shared Contracts not required to be assigned, transferred and conveyed to Purchaser);

(c) any and all Taxes imposed with respect to the Business, the Purchased Assets or the Assumed Liabilities, other than Excluded Business Taxes;

(d) any and all Liabilities with respect to the Transferred Business Employees, other than any Liabilities explicitly retained by Seller pursuant to Section 2.7(b) and Section 5.6;

(e) any and all Liabilities relating to or arising out of the Transferred Benefit Plans; and

(f) any and all Liabilities related to or arising out of any Proceeding initiated by a third party to the extent related to or arising from the Business or any of the Purchased Assets.

Notwithstanding anything to the contrary herein, the assumption of the Assumed Liabilities by Purchaser shall not enlarge any rights of third parties under any Contracts with any of the Seller Parties or the Purchaser, and nothing herein shall prevent the Purchaser Parties or Seller from contesting in good faith any such Liabilities with any third party.

2.7 Retained Liabilities. On the terms and subject to the conditions of this Agreement, Seller and its Subsidiaries shall retain, and Purchaser shall not assume, the following Liabilities of Seller or any of its Subsidiaries (the “Retained Liabilities”):

(a) any and all Indebtedness of Seller or any of its Subsidiaries;

(b) any and all Liabilities of Seller or any of its Subsidiaries or any of their respective ERISA Affiliates (i) arising prior to, at or after the Closing relating to or arising under any Seller Benefit Plan, (ii) in respect of any current or former employee of Seller or any of its Subsidiaries or any other individual employed or engaged by any Person to provide services to the Business prior to or at the Closing (other than a Transferred Business Employee) or (iii) any earned but unpaid salary or wages, bonuses, paid time off or other compensation or benefits in respect of any Transferred Business Employee arising prior to or as of the Closing, other than any Liabilities explicitly assumed by Purchaser pursuant to Section 2.6(e) or Section 5.6;

(c) any and all Liabilities arising prior to, at or after the Closing to the extent not relating to or arising out of the ownership or operation of the Business or any Purchased Asset; and

(d) any and all Liabilities for Excluded Business Taxes.

Seller and Purchaser acknowledge and agree that Purchaser will not be required to assume and retain any Retained Liabilities.

2.8 Closing Deliveries.

(a) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) the following:

(i) payment, by wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least three (3) Business Days prior to the Closing Date), of an amount in immediately available funds equal to the Aggregate Cash Consideration;

(ii) instruments of transfer of the Aggregate Share Consideration validly executed by Parent evidencing the transfer of the Aggregate Share Consideration to Seller and any other instrument necessary to effect the transfer of the Aggregate Share Consideration to Seller in accordance with this Agreement;

(iii) a counterpart of the Assignment and Assumption Agreement and Bill of Sale for the Purchased Assets and the Assumed Liabilities, by and between the applicable Seller Entities and the Purchaser Parties, in substantially the form attached as Exhibit A hereto (the “Assignment and Assumption Agreement and Bill of Sale”), duly executed by Purchaser;

(iv) a counterpart of the Transition Services Agreement, in substantially the form attached as Exhibit B hereto (the “Transition Services Agreement”), duly executed by Purchaser or any of Parent’s other Subsidiaries named as a party thereto;

(v) an acknowledgment and acceptance by Parent of a counterpart to the Investors’ Rights Agreement duly executed by Seller and delivered pursuant to Section 2.8(b)(iv);

(vi) an acknowledgment and acceptance by Parent of a counterpart to the Co-Sale Agreement duly executed by Seller and delivered pursuant to Section 2.8(b)(v);

(vii) if Parent obtains the requisite approvals to add Seller as a party thereto, an acknowledgment and acceptance by Parent of a counterpart to the Voting Agreement duly executed by Seller and delivered pursuant to Section 2.8(b)(vi);

(viii) if Parent and Seller mutually agree on the terms thereof prior to the Closing, a counterpart of the Pay with Cash Agreement, in a form to be agreed by the Parties in accordance with Section 5.19 (the “Pay with Cash Agreement”), duly executed by the Purchaser Parties or any of Parent’s other Subsidiaries named as a party thereto;

(ix) if Parent and Seller mutually agree on the terms thereof prior to the Closing, a counterpart of the Payment Processing Agreement, in a form to be agreed by the Parties in accordance with Section 5.19 (the “Payment Processing Agreement”), duly executed by the Purchaser Parties or any of Parent’s other Subsidiaries named as a party thereto; and

(x) if Parent and Seller mutually agree on the terms thereof prior to the Closing, a counterpart of the Payout Services Agreement, in a form to be agreed by the Parties in accordance with Section 5.19 (the “Payout Services Agreement”), duly executed by the Purchaser Parties or any of Parent’s other Subsidiaries named as a party thereto.

(b) At the Closing, Seller shall deliver, or cause to be delivered, to the Purchaser Parties the following:

(i) the Purchased Assets;

(ii) a counterpart of the Assignment Agreement and Bill of Sale duly executed by each Seller Entity named as a party thereto, and such other instruments of transfer or assignment reasonably requested by the Purchaser Parties as reasonably necessary to validly transfer legal ownership of all Purchased Assets in accordance with the terms and conditions of this Agreement;

(iii) a counterpart of the Transition Services Agreement, duly executed by each Seller Entity named as a party thereto;

(iv) a counterpart of the Investors’ Rights Agreement duly executed by Seller;

(v) a counterpart of the Co-Sale Agreement duly executed by Seller;

(vi) if Parent obtains the requisite approvals to add Seller as a party thereto, a counterpart of the Voting Agreement duly executed by Seller;

(vii) if Parent and Seller mutually agree on the terms thereof prior to the Closing, a counterpart to the Pay with Cash Agreement duly executed by Seller;

(viii) if Parent and Seller mutually agree on the terms thereof prior to the Closing, a counterpart to the Payment Processing Agreement duly executed by Seller;

(ix) if Parent and Seller mutually agree on the terms thereof prior to the Closing, a counterpart to the Payout Services Agreement duly executed by Seller; and

(x) from each Seller Entity that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), a certification of non-foreign status substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

2.9 Delivery of Purchased Assets.

Upon reasonable advance written request of the Purchaser Parties and at the Purchaser Parties’ sole cost and expense, Seller shall physically deliver, or cause to be physically delivered, any Purchased Assets of a tangible nature, including (x) any specifically identified Information Technology, (y) the Tangible Personal Property and (z) the Business Books and Records, to a location indicated in writing by the Purchaser Parties.

2.10 Non-Assignment; Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to, and none of the Seller Entities shall be required to, sell, assign, transfer or convey any Purchased Asset if any sale, assignment, transfer or conveyance thereof (or any attempt to do any of the foregoing) would be prohibited by Law or would, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (i) constitute a breach or other contravention thereof, (ii) be ineffective, void or voidable or (iii) materially and adversely affect the rights thereunder of the Seller Entities, the Purchaser Parties or any of their respective officers, directors, agents or Affiliates (collectively, “Approvals” and such Purchased Assets, collectively, the “Non-Assignable Assets”), unless and until such Approval is obtained, it being understood that the Parties’ obligations to effect the Transaction and the other transactions contemplated by this Agreement, including Purchaser’s obligation to pay the full Aggregate Consideration at the Closing, are not conditioned upon the receipt of such Approvals, other than the Antitrust Approvals that are conditions to the Closing pursuant to Section 7.1(a).

(b) The Parties shall use reasonable best efforts, (i) prior to the Closing and for a period of one (1) year following the Closing, to obtain, or cause to be obtained, any Approval (other than Antitrust Approvals, which shall be governed by Section 5.1) (the “Non-Antitrust Approvals”) required to sell, assign, transfer or convey any Non-Assignable Asset and (ii) prior to the Closing, to identify any vendor services reasonably necessary to conduct the Business in substantially the same manner as conducted by Seller prior to the Closing, and obtain, or cause to be obtained, any approvals or consents of any vendors required for the provision of any Services pursuant to the Transition Services Agreement (the “TSA Approvals”); provided, that, notwithstanding anything to the contrary in this Agreement, none of Seller, the Purchaser Parties or their respective Affiliates shall be obligated to pay any amounts or provide other consideration to any third party in connection with obtaining or seeking to obtain any Non-Antitrust Approvals or TSA Approvals. If such Non-Antitrust Approval is not obtained prior to the Closing, from the Closing until the earliest of (x) such time as such Non-Antitrust Approval is obtained, (y) one (1) year following the Closing Date and (z) with respect to a Business Contract, the earlier of the expiration of the term of such Business Contract in accordance with its current term or the execution of a replacement Contract by Purchaser, Parent or their Affiliate, Seller will cooperate with the Purchaser Parties, and the Purchaser Parties will cooperate with Seller, in any permissible arrangement (including, if applicable, a subcontracting, licensing or transition services arrangement) reasonably acceptable to the Parties intended to provide the Purchaser Parties, to the fullest extent practicable, the claims, rights, benefits and burdens of any such Non-Assignable Assets.

(c) In consideration of the foregoing, Purchaser will assume all burdens of, and will promptly pay or discharge when due, any liability (including any liability for Taxes) arising under or with respect to any such Non-Assignable Asset after the Closing. When the requisite Non-Antitrust Approval is obtained, the applicable Purchased Asset will be deemed to have been automatically assigned and transferred to Purchaser on the terms set forth in this Agreement for no additional consideration and without the requirement of any further action of any Person, as of the Closing, except to the extent that the date of such Non-Antitrust Approval is deemed by applicable Law to have occurred on another date, in which case, as of such date.

(d) Notwithstanding the foregoing, (i) neither Seller nor its Affiliates shall be required to commence litigation against any customer, licensor or other Contract counterparty and (ii) neither Seller nor any of its Affiliates shall be required to extend or renew any Contract.

(e) Subject to Seller’s obligations under Section 2.10(b), neither Seller nor any of its Affiliates shall have any Liability whatsoever to the Purchaser Parties arising out of or relating to the failure to obtain any Approvals that may be required in connection with the Transaction and the other transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof. Subject to Seller’s obligations under Section 2.10(b), the Purchaser Parties acknowledge that no representation, warranty, covenant or agreement of Seller contained herein shall be breached or deemed breached solely as a result of (i) the failure to obtain any Approval, (ii) any such termination of a Contract or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approval or any such termination.

(f) Any Shared Contract shall be assigned, transferred and conveyed to Purchaser only with respect to (and preserving the meaning of) those parts that are exclusively related to the Business, if so assignable, transferable or conveyable, or appropriately amended prior to, on or after the Closing, so that Purchaser shall be entitled to the rights and benefits of those parts of the Shared Contract that are exclusively related to the Business and Purchaser shall assume all burdens thereof and the related portion of any Liabilities, and the provisions of Section 2.10(a) through Section 2.10(e) shall apply to such Shared Contract, mutatis mutandis.

(g) From and after the Closing, for so long as the Seller Entities hold any Purchased Assets or are parties to any Shared Contracts and provide Purchaser any claims, rights and benefits of any such Purchased Asset or Shared Contract pursuant to an arrangement described in Section 2.10(a) through Section 2.10(c), Purchaser shall indemnify and hold such Seller Entities and their respective Affiliates harmless from and against all Losses (excluding consequential damages in respect of such Losses (other than in respect of Losses arising from third party claims)) incurred or asserted as a result of a Seller Entity’s or any such Affiliate’s or their respective Affiliate’s post-Closing direct or indirect ownership, management or operation (including, if applicable, any subcontracting, licensing or transition services arrangement) of any such Purchased Assets or Shared Contracts (to the extent related to the Business).

(h) Without limiting any of the foregoing and for the avoidance of doubt, the transfer or assignment to Purchaser of any Purchased Asset or any part of a Shared Contract that shall require a Non-Antitrust Approval as described above in this Section 2.10 shall be conditioned upon the receipt of such Non-Antitrust Approval.

2.11 Withholding. The Purchaser Parties shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Purchaser Parties are required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Law; provided, however, the Purchaser Parties shall provide Seller with a written notice of any withholding the Purchaser Parties determine, acting in good faith, is so required, including the amounts the Purchaser Parties intend to deduct and withhold (and the basis for such deduction or withholding), at least fifteen (15) Business Days prior to any such withholding, and the Purchaser Parties and Seller (and their respective Affiliates) shall cooperate in good faith and use reasonable best efforts to minimize any such Taxes (including providing a reasonable opportunity for Seller to provide such forms or other evidence that would eliminate or reduce any such Taxes). To the extent that amounts are so deducted and withheld and paid over to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in, or qualified by any matter set forth in, the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section or subsection in the Seller Disclosure Schedules shall be deemed to be disclosed for all purposes of this Agreement as long as the relevance of such disclosure to the other sections or subsections of this Agreement is reasonably apparent), Seller hereby represents and warrants to the Purchaser Parties as follows:

3.1 Organization, Standing and Power. Seller and each Seller Entity is duly organized, validly existing and, where applicable, in good standing under the Laws of its respective jurisdiction of organization, and each Seller Entity has all necessary organizational power and authority to own, lease and operate the Purchased Assets and carry on the Business as presently conducted, except where the failure to be so organized, existing or in good standing, or to have such power or authority would not reasonably be expected to be material to the Business, taken as a whole, or materially impair or materially delay the ability of Seller or each Seller Entity to perform its obligations under the Transaction Documents or consummate the Transaction and the other transactions contemplated hereby.

3.2 Authority; Execution and Delivery; Enforceability. Seller has all necessary corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it will be a party and to consummate, and to cause each Seller Entity to consummate, the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the consummation by Seller and the Seller Entities of the Transaction and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Seller. Seller has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by the Purchaser Parties, this Agreement will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a Proceeding in equity or at law) (collectively, the “Enforceability Exceptions”). Upon the execution and delivery by Seller or a Seller Entity of the other Transaction Documents to which it is or will be a party, and assuming the due authorization, execution and delivery thereof by the other parties thereto, such other Transaction Documents will constitute the legal, valid and binding obligations of Seller or such Seller Entity enforceable against Seller or such Seller Entity in accordance with their terms, subject to the Enforceability Exceptions.

3.3 No Conflicts; Consents. The execution and delivery by Seller of this Agreement, and the execution and delivery by Seller or each Seller Entity of each other Transaction Document to which it is or will be a party, does not, and the consummation of the Transaction and the other transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets under, any provision of (a) the Organizational Documents of Seller or the Seller Entities, (b) any Judgment or Law applicable to Seller, the Seller Entities, the Business, the Purchased Assets or the Assumed Liabilities or (c) any Material Contract, Transferred Lease or Transferred Permit, except, in the case of clause (b) or (c), for any such items that would not reasonably be expected to be material to the Business, taken as a whole. No Approval of any Governmental Entity is required to be obtained or made by Seller or the Seller Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than (i) in respect of the Antitrust Approvals, (ii) any applicable requirements of the NYSE and (iii) those that, if not obtained, made or given, would not reasonably be expected to be material to the Business, taken as a whole.

3.4 Proceedings. There are no Proceedings pending or threatened in writing against the Seller Entities with respect to the Business that would reasonably be expected to be material to the Business, taken as a whole, or materially impair or materially delay the ability of Seller or each Seller Entity to perform its obligations under the Transaction Documents or consummate the Transaction and the other transactions contemplated hereby. There is no investigation pending or threatened in writing against any of the Seller Entities that would reasonably be expected to be material to the Business, taken as a whole. None of the Seller Entities nor any of their respective Affiliates is subject to any outstanding order that is material to the Business, taken as a whole, in each case relating to or otherwise affecting the Business, any of the Purchased Assets or the Assumed Liabilities. No circumstance or fact exists that could give rise to any such Proceeding, investigation or order in the future.

3.5 Absence of Changes; No Business Material Adverse Effect. Since March 31, 2019, (a) the Business has been conducted in the ordinary course, consistent with past practice in all material respects and (b) there has not occurred any event, change or development that has had, individually or in the aggregate, a Business Material Adverse Effect.

3.6 Business Financial Information. Section 3.6 of the Seller Disclosure Schedules sets forth a copy of unaudited financial information of the Business (the “Unaudited Financial Information”). The Unaudited Financial Information has been prepared in good faith from the books and records of Seller and its Subsidiaries and presents accurately in all material respects the financial information about the Business it purports to present. Notwithstanding anything herein to the contrary, it is understood and agreed that the Unaudited Financial Information has not been prepared in accordance with GAAP, does not include certain items such as taxes and interest and is qualified by the fact that the Business has not operated as a separate stand-alone business or entity and therefore the Unaudited Financial Information, which was prepared for purposes of this Agreement, does not include all of the shared services, overhead and other costs necessary for the Business to operate as a separate stand-alone business or entity. The Business Financial Statements, when delivered in accordance with Section 5.15, will have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the financial condition and results of operations and cash flows of the Business as of and for the periods presented therein.

3.7 No Undisclosed Liabilities. No material Liabilities are attached to or otherwise primarily related to the Purchased Assets, except (a) to the extent such Liabilities are accurately reflected and accrued for or fully reserved against in the Business Financial Statements, (b) Liabilities incurred in the ordinary course of business since December 31, 2018, (c) Liabilities pursuant to contractual obligations (including Business Contracts) and (d) Liabilities incurred in connection with the transactions contemplated by this Agreement.

3.8 Title. Seller, or another Seller Entity, owns the Purchased Assets free and clear of all Liens, except Permitted Liens or Liens that arise in the ordinary course of business and do not materially impair Seller’s (or a Seller Entity’s) ownership or use of such Purchased Assets. With respect to the Transferred Leases, Seller or another Seller Entity is in compliance with such Transferred Leases in all material respects and, to the Knowledge of Seller, holds a valid leasehold interest free of Liens (other than Permitted Liens). This Section 3.8 is not, and is not intended to be, a representation or warranty of any kind with respect to Intellectual Property Rights or Information Technology, which representations and warranties are solely as set forth in Section 3.9.

3.9 Intellectual Property.

(a) Section 1.1(f) of the Seller Disclosure Schedules sets forth a list that identifies, as of the date of this Agreement, each item of Transferred Intellectual Property that is Registered Intellectual Property (the “Transferred Registered Intellectual Property”), including the name of the Seller Entity that owns such Transferred Registered Intellectual Property. Each item of Transferred Registered Intellectual Property is subsisting and, to the Knowledge of Seller, is not invalid or unenforceable.

(b) Except as would not be material to the Business taken as a whole, Seller or another Seller Entity solely and exclusively owns all Transferred Intellectual Property and Transferred Technology, free and clear of all Liens (other than Permitted Liens). Each current employee, contractor and consultant of the Seller Entities that has created any Transferred Intellectual Property that is material to the operation of the Business taken as a whole, and that is not owned by a Seller Entity by operation of law (each, a “Contributor”) has executed a valid written agreement assigning to a Seller Entity exclusive ownership of all such Contributors’ right, title, and interest in and to such Transferred Intellectual Property.

(c) Except as would not be material to the Business taken as a whole, (i) none of the Transferred Intellectual Property is subject to any Judgment adversely affecting the Seller Entities’ rights to the Transferred Intellectual Property; (ii) Seller has not received notice of any opposition or cancellation Proceeding pending against the Seller Entities concerning the ownership, validity or enforceability of any Transferred Registered Intellectual Property (which, for clarity, does not include ordinary course office actions related to the prosecution or application for any item of Transferred Registered Intellectual Property); and (iii) since August 4, 2016, neither Seller nor any of its Affiliates has initiated or threatened to initiate any Proceeding against, or put any third party on written notice, claiming the Infringement of any Transferred Intellectual Property or Seller Licensed IP.

(d) Except as would not reasonably be expected to be material to the Business taken as a whole, (i) the operation of the Business since August 4, 2016 has not Infringed and does not Infringe the Intellectual Property Rights of any third Person and (ii) when Business is conducted in substantially the same manner by Purchaser following the Closing, will not, Infringe any Intellectual Property Rights of any third Person. Since August 4, 2016, none of the Seller Entities have received any written notice alleging that any of the Business operations Infringe any Intellectual Property Rights of any third Person.

(e) Each of the Seller Entities, as applicable, has taken commercially reasonable steps to protect and maintain all material Trade Secrets included in the Transferred Intellectual Property and Seller Licensed IP, and since August 4, 2016, there have been no material unauthorized uses or disclosures of any such material Trade Secrets.

(f) Section 3.9(f) of the Seller Disclosure Schedules accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Transferred Patents or any other material Transferred Intellectual Property, or pursuant to which any Seller Entity has agreed not to enforce any Transferred Patents or any other material Transferred Intellectual Property against any Person, other than (i) non-exclusive licenses entered into in the ordinary course of the conduct of the Business with customers, delivery services or restaurants in connection with the sale of products or the provision of services, (ii) immaterial intercompany agreements (excluding any licenses or covenants not to sue under any Transferred Patent or any other material Transferred Intellectual Property) or (iii) non-exclusive licenses granted to Business Employees or contractors, consultants, restaurants of the Business in the ordinary course of the conduct of the Business. Since August 4, 2016, the Seller Entities have not transferred, or agreed to assign or transfer, ownership of (whether a whole or partial interest) any Technology or Intellectual Property Right that, but for such transfer or assignment, would have constituted an item of material Transferred Intellectual Property or Transferred Technology and the Intellectual Property Rights therein.

(g) Section 3.9(g) of the Seller Disclosure Schedules accurately identifies as of the date of this Agreement each Contract pursuant to which the Seller Entities receive a license from a third party to (i) Intellectual Property Rights, (ii) Software or (iii) any other Technology, in each case that is material and exclusively related to the operation of the Business and excluding, in each case, licenses to Standard Software or non-customized Information Technology, licenses to other Technology commercially available on standard terms and non-exclusive licenses granted by Business Employees or contractors, consultants, customers or restaurants of the Business in the ordinary course of the conduct of the Business.

(h) After the Closing, the Transferred Intellectual Property, together with the licenses granted to Purchaser under the Seller Licensed IP and Seller Licensed Patents pursuant to Section 5.12(a), Standard Software licenses, licenses for the Open Source Materials set forth on Section 3.9(j) of the Seller Disclosure Schedules, the services contemplated by the Transition Services Agreement, constitute all of the Intellectual Property Rights that are owned by Seller or its Affiliates used in or necessary to conduct of the Business, immediately following the Closing Date, in substantially the same manner in all material respects as conducted by Seller prior to the Closing. The representation set forth in this Section 3.9(h) shall not be deemed to constitute a representation with respect to the Infringement of Intellectual Property Rights.

(i) To the Knowledge of Seller, since August 4, 2017, no Person has Infringed and no Person is currently Infringing, any material Transferred Intellectual Property.

(j) Section 3.9(j) of the Seller Disclosure Schedules lists any Open Source Materials that have been incorporated into, integrated with, combined with or linked to any material proprietary Software that is Transferred Technology and distributed by a Seller Entity (such Software, “Business Proprietary Software”) such that the Seller Entity is required to make available the source code for such Business Proprietary Software under the same license terms under which such Seller entity was granted a license to such Open Source Materials. No Open Source Materials that are governed by the Affero GPL or the Server Side Public License have been incorporated into, integrated with, combined with or linked to any Business Proprietary Software. The Business Proprietary Software is stored solely on servers located in California and/or northern Virginia.

(k) No funding, facilities, or personnel of any Governmental Entity were used, directly or indirectly, to develop, create or reduce to practice, in whole or in part, any Transferred Intellectual Property or Transferred Technology. To the extent relating to the Business, no Governmental Entity, university, college, other educational institution, multi-national, bi-national or international organization or research center (i) owns or otherwise holds, or has the right to obtain, any rights to any Transferred Intellectual Property or Transferred Technology, (ii) has imposed or purported to impose, or has the right, whether contingent or otherwise, to impose, any obligations or restrictions on the Business (or, following the Closing on Purchaser) with respect to the licensing or granting of any Transferred Intellectual Property or Transferred Technology, or (iii) is or may become entitled to receive any royalties or other payments from the Seller Entities (or, following the Closing, Purchaser or any of its Affiliates).

3.10 Privacy; Cybersecurity.

(a) Except as would not be adverse to the Business taken as a whole, in a material respect, to the extent relating to the Business, the Seller Entities are, and have at all times been, in compliance with (i) all applicable Laws regarding the privacy, protection or security of Personal Data (“Privacy Laws”), (ii) the privacy policies in effect between the Seller Entities, on the one hand, and the users of the Business products or services, (iii) Contracts (or portions thereof) between the Seller Entities, on the one hand, and vendors, marketing affiliates, financial institutions, other business partners, and any other third parties to which any Personal Data is provided, disclosed or made available by or on behalf of the Business, on the other hand, and (iv) any rules of self-regulatory, industry or other organizations in which the Seller Entities is a member relating to Personal Data, with which the Business is required to comply by virtue of such membership, in each case in clauses (ii), (iii) and (iv), that are applicable to the collection, storage, deletion and sale by transmission, or dissemination (“Processing”) of Personal Data by the Business (such policies and Contracts being hereinafter referred to as “Privacy Agreements”). Seller has delivered or made available to Purchaser accurate and complete copies of all material current Privacy Agreements of the Business.

(b) The Privacy Agreements do not (i) require the Seller to deliver any notice to, or obtain consent from, any Person, or (ii) prohibit the transfer of any Personal Data collected and in the possession or control of the Business to Purchaser as a result of the consummation of the Transaction.

(c) All Affiliates, vendors or other Persons whose relationship with the Seller Entities involves the Processing of Personal Data on behalf of the Business are subject to obligations that require such Persons to protect such Personal Data in a manner consistent with the Seller Entities’ obligations in the Privacy Agreements and in compliance with Privacy Laws.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will result in any material violation of any Privacy Agreements or Privacy Laws relating to Personal Data that is a Purchased Asset.

(e) To the extent primarily relating to the Business, the Seller Entities have reasonable safeguards in place to protect Personal Data that is a Purchased Asset and in the Seller Entities’ possession or control from unauthorized access by third parties, including the employees and contractors of the Business.

(f) There have not been any material reportable unauthorized intrusions or breaches of the security with respect to a Seller Entities’ Information Technology that resulted in any reportable unauthorized access or use of any material Personal Data that is a Purchased Asset.

(g) Except as would not be material to the Business, no Person has made any illegal or unauthorized use of Personal Data that is a Purchased Asset that was collected by or on behalf of the Business and is in the possession or control of the Seller Entities.

(h) Except as has not been or as would not reasonably be expected material to the Business, taken as a whole, since August 4, 2016 there have been no failures, breakdowns, breaches, unscheduled outages or unavailability of the Information Technology used by or on behalf of the Seller Entities in connection with the conduct of the Business or any Software used therewith. No material products or material services of the Business or Software included in the Transferred Technology or embodying any Transferred Intellectual Property, and to the Knowledge of Seller, the Information Technology used by or on behalf of the Seller Entities in connection with the conduct of the Business and any Software used therewith, and any Software embodying any Seller Licensed IP, are free from any “back door,” “time bomb,” “Trojan horse,”

“worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase software, hardware, or data. Except as has not been or as would not reasonably be expected material to the Business, taken as a whole, since August 4, 2016, Seller has not received, and to the Knowledge of Seller there has not been any, complaint to any regulatory authority or other Governmental Entity or official, foreign or domestic, or any audit, proceeding, investigation or claim against, the Seller Entities regarding the Processing of Personal Data relating to the Business, and no such complaint, audit, proceeding, investigation or claim has been threatened against any Seller Entity. No facts or circumstances exist that could reasonably be expected to give rise to such a complaint, audit, proceeding, investigation, or claim material to the Business.

3.11 Real Property.

(a) None of the Seller Entities owns, leases, occupies or uses any real property that is primarily used in the operation of the Business, other than the real property subject to the Transferred Leases (true, correct and complete copies of which have been made available to Purchaser). None of the Seller Entities is under contract to acquire any interest in real property that would reasonably be expected to be primarily related to or used in connection with the Business.

(b) Section 3.11(b) of the Seller Disclosure Schedules sets forth a list of the Leased Real Property as of the date hereof, including the street address and the identity of the lessee of each such parcel of Leased Real Property. The applicable Seller Entity has (or, at the Closing, will have) valid and subsisting title to the leasehold estate (as lessee or sublessee) in each Leased Real Property set forth on Section 3.11(b) of the Seller Disclosure Schedules, in each case free and clear of all Liens (other than Permitted Liens), except where the failure to have such title would not reasonably be expected to be material to the Business, taken as a whole.

(c) Except as set forth on Section 3.11(c) of the Seller Disclosure Schedules, the Transferred Leases are in full force and effect and valid and binding and are enforceable against the Seller Entities party thereto and, to the Knowledge of Seller, against any other counterparty thereto, in all material respects, in accordance with their respective terms. Except as would not be material to the Business, taken as a whole, there are no defaults under the Transferred Leases by the Seller Entities, or, to the Knowledge of Seller, the counterparty thereunder, and there are no events which, with the passage of time or notice, or both, would constitute a default on the part of the Seller Entities, or, to the Knowledge of Seller, any other party to the Transferred Leases. Except as set forth on Section 3.11(c) of the Seller Disclosure Schedules, the consummation of the Transaction will not create or constitute a default or event of default under any Transferred Lease or require the consent of any other party to any such lease to avoid a default or event of default.

(d) The Leased Real Property comprises all the material land and buildings owned, leased, controlled, occupied or used by the Business. The Leased Real Property is in good condition and repair in all material respects (ordinary wear and tear excepted) and is sufficient for the operation of the Business in substantially the same manner in all material respects as it is operated by Seller as of the date hereof.

(e) Except as would not be material to the Business, taken as a whole, the applicable Seller Entity is in possession of the whole of each Leased Real Property and no other Person is in or actually or conditionally entitled to possession, occupation, use or control of any material portion of the Leased Real Property. Since January 1, 2018, the Seller Entities’ possession and quiet enjoyment of the Leased Real Property has not been materially disturbed and no party to any Transferred Lease has provided notice of any dispute with respect thereto.

(f) Subject to the terms and conditions of the Transferred Leases, the applicable Seller Entity is the sole leaseholder of, and otherwise absolutely entitled to, each of the Transferred Leases and the proceeds of sale of them.

(g) No Seller Entity is in breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) which is material and affects any Leased Real Property.

(h) Except as would not be material to the Business, taken as a whole, the Leased Real Property is not subject to the payment of any outgoings other than the usual rates and taxes, rent, insurance rent and service charge. No Seller Entity as of the date hereof reasonably expects Liability for or the expenditure of any material sum of money in respect of any Leased Real Property including in relation to dilapidations or reinstatement of alterations at the end of the term of any Transferred Lease. Except as would not be material to the Business, taken as a whole, there is no outstanding Liability for any rent, service charge, insurance rent, rates, rental security or other outgoings in respect of any of the Transferred Leases.

(i) Except as would not be material to the Business, taken as a whole, there are no current notices, actions, disputes or complaints relating to any Leased Real Property or its use or in relation to the Transferred Leases, nor, to the Knowledge of Seller, are there any circumstances rendering any of the foregoing likely.

(j) Except as would not be material to the Business, taken as a whole, to the Knowledge of Seller, the current use of the Leased Real Property is an authorized use under any Law intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect the national heritage and any orders, by-laws or regulations made or granted under any of them. No Seller Entity has received any written notice from any Governmental Entity asserting, nor does there exist, any violation of any applicable Law with respect to any Leased Real Property that remains uncured and that would reasonably be expected to result in material liability to the Seller Entities, taken as a whole. There are no eminent domain or similar proceedings pending or, to the Knowledge of Seller, threatened affecting all or any material portion of any Leased Real Property.

3.12 Personal Property.

(a) Except as would not be material to the Business, taken as a whole, (i) the Purchased Assets are, where capable of possession, in the possession or under the control of a Seller Entity, and (ii) there are no circumstances which might result in any Governmental Entity expropriating any such assets.

(b) Except as would not be material to the Business, taken as a whole, all equipment, machinery and assets which are included in the Purchased Assets are in good repair and in reasonable working order (subject to ordinary course wear and tear having regard to their age and use).

3.13 Material Contracts.

(a) Section 3.13 of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of each of the following Contracts (other than Benefit Plans, purchase orders, invoices and similar Contracts) (x) to which any Seller Entity is a party and (y) which is a Purchased Asset (the “Material Contracts”):

(i) any Contract pursuant to which the Business is expected to make or receive aggregate payments in excess of $1,000,000 during the twelve (12)-month period ending on March 31, 2019;

(ii) any Contract obligating the Business to make future capital expenditures in excess of $200,000 after the date hereof;

(iii) any Contract obligating the Business to make advance payments to a third party in excess of $200,000;

(iv) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which, after the Closing, the Business will have a continuing material obligation with respect to an “earn out,” contingent purchase price or similar contingent payment;

(v) any joint venture, partnership or other similar agreement involving co-investment between the Business and a third party;

(vi) any Contract relating to marketing and advertising of the Business or a third party that involves consideration in excess of $200,000 during the twelve (12)-month period ending on March 31, 2019;

(vii) any Contract required to be listed pursuant to Sections 3.9(f) and 3.9(g);

(viii) any Contract that relates to the sale of any of the material Purchased Assets or any asset that would, but for such agreement, constitute a material Purchased Asset;

(ix) any Contract obligating the Business to make material changes to its product roadmap or product platform;

(x) any Contract that (A) contains a provision requiring the Business (1) to purchase or obtain products or services from any third party on an exclusive basis or (2) to purchase a minimum quantity of products or services on an ongoing basis, (B) grants a right of refusal, right of first negotiation to any Person with respect to the Purchased Assets or (C) contains any “most favored nation” or “price parity” provisions with respect to the Purchased Assets;

(xi) any Contract containing covenants that would restrict or limit in any material respect the ability of the Business after the Closing to compete or otherwise operate in any line of business or with any Person or in any geographic area; and

(xii) any Shared Contract, and any other Contract that is primarily (but not exclusively) related to the Business (whether or not listed in Schedule 1.1(d) as a Shared Contract).

(b) Each Material Contract is in full force and effect and is valid, binding and enforceable against the Seller Entity party thereto and, to the Knowledge of Seller, the other parties thereto in accordance with its terms, in each case, subject to the Enforceability Exceptions, except as would not reasonably be expected to be material to the Business, taken as a whole, or materially impair or materially delay the ability of Seller or each Seller Entity to perform its obligations under the Transaction Documents or consummate the Transaction and the other transactions contemplated hereby. Neither the Seller Entity party thereto nor, to the Knowledge of Seller, any other party to a Material Contract is in breach or violation of, or default under, any Material Contract and no event has occurred that with notice or lapse of time or both would constitute a breach or default (whether by lapse of time or notice or both) of any Material Contract, except as would not reasonably be expected to be material to the Business, taken as a whole, or materially impair or materially delay the ability of Seller or each Seller Entity to perform its obligations under the Transaction Documents or consummate the Transaction and the other transactions contemplated hereby. Seller has made available to the Purchaser Parties true, correct and complete copies of all Material Contracts.

3.14 Sufficiency of Assets.

(a) The Purchased Assets, together with (i) the services contemplated by the Transition Services Agreement and (ii) all of the assets (including tangible and intangible assets), services, products and real property provided, acquired, leased or licensed under this Agreement and the Transition Services Agreement, constitute all of the assets, rights and services necessary to conduct the Business, immediately following the Closing Date, in substantially the same manner in all material respects conducted by Seller prior to the Closing.

(b) This Section 3.14 is not, and is not intended to be, a representation or warranty of any kind with respect to Intellectual Property Rights or Information Technology, which representations and warranties are solely as set forth in Section 3.9.

3.15 Compliance with Applicable Laws; Permits.

(a) Except for violations that would not reasonably be expected to be material to the Business, taken as a whole, or materially impair or materially delay the ability of Seller or each Seller Entity to perform its obligations under the Transaction Documents or consummate the Transaction and the other transactions contemplated hereby, (i) none of the Seller Entities is in violation of any Law applicable to the conduct of the Business, and (ii) no circumstance or fact exists that could reasonably result in any Seller Entity not being in compliance in all material respects with any such Laws.

(b) The Seller Entities hold all material Permits required to own, lease and operate the Purchased Assets and carry on the Business as presently conducted, each of which is valid and in full force and effect. The Seller Entities are in compliance in all material respects with the terms of such Permits and no condition exists that with notice or lapse of time or both would constitute a default of any such Permits to which any Seller Entity is a party. None of the Seller Entities or any of their respective Affiliates have received written, or to the Knowledge of Seller, other notice of any violation of the material Permits. Section 3.13(b) of the Seller Disclosure Schedules sets forth a list of all the Permits, together with the name of the issuing entity, the expiration date of such Permit, any conditions attached to such Permit that do not apply to other holders of such Permits and, to the Knowledge of Seller, whether the Permits are freely transferable to the Purchaser Parties.

(c) This Section 3.15 does not relate to matters with respect to Intellectual Property Rights, Taxes, Benefits Plans or Environmental Laws, such items being exclusively governed by Section 3.9, Section 3.16, Section 3.17 and Section 3.19, respectively.

3.16 Taxes. Except as would not reasonably be expected to be material to the Business, taken as a whole:

(a) all Taxes imposed with respect to the Business or the Purchased Assets, the nonpayment of which could result in a Lien for Taxes on any of the Purchased Assets or could result in the Purchaser Parties becoming liable or responsible therefor, in each case, will have been fully and timely paid (taking into account extensions);

(b) there are no Liens for Taxes upon any of the Purchased Assets other than Permitted Liens;

(c) Any other representation or warranty contained in this Article III notwithstanding, the representations and warranties contained in this Section 3.16 and Section 3.17 constitute the sole representations and warranties of Seller relating to Taxes.

3.17 Labor Relations; Employees and Employee Benefit Plans.

(a) The information regarding the Business Employees included in the census attached to Section 1.1(a) of the Seller Disclosure Schedules is true and complete. Each Business Employee listed on Section 1.1(a) of the Seller Disclosure Schedules is an employee of Seller who provides services primarily for the Business.

(b) Section 3.17(b) of the Seller Disclosure Schedules sets forth (and separately identifies), as of the date of this Agreement, a true and complete list of each material Seller Benefit Plan and each Transferred Benefit Plan, and the most recent summary plan description and any summary of material modification thereto for such Benefit Plans. Seller has made available to Purchaser copies of the following with respect to each Transferred Benefit Plan, to the extent applicable: (i) the plan document and any amendments thereto (or, to the extent that no such copy exists or Seller is not able to obtain such copy prior to the date hereof, a written description thereof), (ii) with respect to each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Seller 401(a) Plan”), the most recent Internal Revenue Service determination or opinion letter and any pending request for such a letter, if applicable, (iii) any related trust agreement or other funding instrument and any amendments thereto, (iv) the most recent annual report on Form 5500 and attached schedules (if applicable), audited financial statements and actuarial valuation reports and (v) for any Transferred Benefit Plan, any non-routine filings made in respect of such Transferred Benefit Plan with any Governmental Entity. Each Transferred Benefit Plan, as listed on Section 3.17(b) of the Seller Disclosure Schedules, constitutes a Benefit Plan that is exclusively maintained for, or entered into with, one or more Transferred Business Employees.

(c) Each Transferred Benefit Plan and Seller 401(a) Plan has been operated in compliance in all material respects with its terms and applicable Law, and all contributions, premiums and expenses required to be made by applicable Law or by the terms of a Transferred Benefit Plan or a Seller 401(a) Plan have been timely made or accrued. To the Knowledge of Seller, there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Transferred Benefit Plan or Seller 401(a) Plan that would reasonably be expected to be material to the Business, taken as a whole.

(d) Each Seller 401(a) Plan has received a favorable determination or opinion letter as to its qualification, and to the Knowledge of Seller, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Seller 401(a) Plan or the exempt status of any related trust.

(e) No Transferred Benefit Plan provides post-employment health or welfare benefits to any Business Employee other than as required by Section 4980B of the Code or any similar state Law for which the recipient pays the full cost of coverage.

(f) No Benefit Plan is, and neither Seller nor any of its Subsidiaries nor any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or had any obligation or liability (actual or contingent) with respect to: (i) any plan subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, (ii) any Multiemployer Plan, (iii) any plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(g) Except as would not reasonably be expected to be material to the Business, taken as a whole, there are no pending, or to Knowledge of Seller, threatened, audits, inquiries or investigations by the Internal Revenue Service, Department of Labor or any other Governmental Entity involving any Transferred Benefit Plan, and no pending, or to the Knowledge of Seller, threatened, claims, actions, suits or proceedings involving any Transferred Benefit Plan (other than routine claims for benefits in the normal operation of such Transferred Benefit Plan).

(h) Each of the Transferred Benefit Plans that is subject to Section 409A of the Code complies in all material respects with the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder. Neither Seller nor any of its Subsidiaries is a party to, or otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to such Taxes) with respect to any Business Employee.

(i) Neither the execution of this Agreement nor the consummation of the Transaction (whether alone or together with any other event) will (i) entitle any current or former Business Employee to severance pay or other compensation or benefits, (ii) increase the amount of compensation or benefits due to any current or former Business Employee, or (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits.

(j) Seller and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union or other labor organization; there are no labor agreements, collective bargaining agreements or any other labor-related agreements or arrangements that pertain to any of the Business Employees; no Business Employees are represented by any labor union or labor organization with respect to their employment with Seller or its Subsidiaries; and since August 4, 2017, to the Knowledge of Seller, there has not been any labor organizing activity involving any of the Business Employees with respect to their employment with Seller or its Subsidiaries, and no such activity is pending or threatened.

(k) Since August 4, 2017, there have been no unfair labor practices, strikes, lockouts, work stoppages, or other material labor disputes, and no such matters are pending or, to the Knowledge of Seller, threatened against Seller or its Subsidiaries, in each case with respect to the Business Employees or the Business.

(l) Seller and its Subsidiaries are, and since August 4, 2016 have been, in compliance in all material respects with all applicable Laws relating to employment or labor, including, without limitation, harassment, discrimination, classification of service providers and employees, wages and hours, and withholding of Taxes. Since August 4, 2016, Seller and its Subsidiaries have properly classified each of its (i) individual contractors, consultants and couriers providing services to the Business as independent contractors and (ii) Business Employees as exempt or non-exempt from applicable wage and hour Laws. Since August 4, 2016, neither Seller nor any of its Subsidiaries has been subject to any material labor or employment-related claim, charge, legal action, lawsuit, arbitration or Proceeding, in each case with respect to the Business Employees or the Business, and no such matters are pending or, to the Knowledge of Seller, threatened.

(m) Since August 4, 2016, to the Knowledge of Seller, no allegations of sexual harassment or sexual misconduct have been made against (i) any current officer of the Business or (ii) any Business Employee either at a level of Director or above or whose annualized total compensation exceeds $500,000.

(n) To the Knowledge of Seller, no Business Employee is in violation in any material respect of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to Seller.

(o) Any other representation or warranty contained in this Article III notwithstanding, the representations and warranties contained in this Section 3.17 constitute the sole representations and warranties of Seller relating to employees and Benefits Plans.

3.18 Brokers. No broker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Subsidiaries for which the Purchaser Parties would have any Liability.

3.19 Environmental Laws.

(a) Each Seller Entity is and since January 1, 2017, has been in compliance with Environmental Laws with respect to the Leased Real Properties in all material respects and there are no circumstances which may give rise to any material Liability, obligation or duty under Environmental Laws.

(b) There is no pending or threatened in writing Environmental Claim against any Seller Entity or against any Person whose Liability for any Environmental Claim any such Seller Entity has retained or assumed either contractually or by operation of law, in each case to the extent material to the Business, taken as a whole, and related to or applicable to the operation of the Business or the Purchased Assets.

(c) No claims, complaints, demands or notices (whether in writing or otherwise) have been received by any Seller Entity alleging or specifying any material Liability arising from non-compliance with Environmental Laws and no circumstances exist which are likely to result in the same being received, in each case to the extent material to the Business, taken as a whole, and related to or applicable to the operation of the Business or the Purchased Assets.

(d) All material reports, audits, assessments, reviews or investigations (including any testing, sampling or monitoring results) prepared or performed since January 1, 2018 in the possession or control of the Seller Entities concerning environmental matters in relation to the Business and the Purchased Assets have been made available to the Purchaser Parties.

(e) None of the Leased Real Properties or any building, plant, machinery, equipment or other assets included in the Purchased Assets contains any asbestos or asbestos containing material that is reasonably expected to result in any material liability to the Business, taken as a whole.

3.20 Investigation. Seller confirms that Parent has made available to Seller and its Representatives the full opportunity to ask questions of the officers and management of Parent, as well as access to the documents, information and records of or with respect to Parent and its business and to acquire additional information about the business and financial condition of Parent, and Seller confirms that it has made an independent investigation, analysis and evaluation of Parent Shares.

3.21 Accredited Investor; Investment Experience; Exculpation. Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Seller has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Transaction and the other transactions contemplated by this Agreement. Seller acknowledges that it is not relying upon any person, firm or corporation, other than Parent and its officers and directors, in making its investment or decision to invest in Parent. Seller agrees that no other stockholder of Parent nor the respective controlling persons, officers, directors, partners, agents, or employees of any other stockholder of Parent shall be liable to any other stockholder for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of Parent Shares.

3.22 Purchase of Parent Shares Entirely for Own Account. Seller agrees and acknowledges that Parent Shares will be purchased for investment purposes for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of any applicable securities or other laws. Seller further represents that Seller does not have any Contract with any Person to sell, transfer or grant participation to such Person or to any third party, with respect to any Parent Shares.

3.23 Parent Shares Unregistered; Restricted Securities; No Public Market. Seller understands that no Parent Shares are registered under the Securities Act on the grounds that the sale provided for in this Agreement and the issuance of Parent Shares hereunder is exempt from registration and that Parent’s reliance on such exemption is predicated on Seller’s representations set forth herein relating to Parent Shares. Seller agrees and acknowledges that Parent Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Seller agrees and acknowledges that it may not sell, offer to sell, transfer, assign, pledge or hypothecate any Parent Shares unless pursuant to an effective registration statement under the Securities Act or unless Seller provides Parent with an opinion of counsel, in a form reasonably acceptable to Parent, to the effect that such sale, offer to sell, transfer, assignment, pledge or hypothecation of Parent Shares may be made without registration under the Securities Act. Seller agrees and acknowledges that Parent Shares will be subject to the transfer restrictions set forth in Parent’s Bylaws as currently in effect and set forth in the Investors’ Rights Agreement. Seller acknowledges that there is no public market for Parent Shares and that Parent has made no assurances that a public market will ever exist for Parent Shares.

3.24 Legends. Seller understands that the certificates evidencing Parent Shares may bear one or all of the following legends:

(a) These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Parent that such registration is not required or unless sold pursuant to Rule 144 of such Act.

(b) Any legend required by applicable state “blue sky” securities laws, rules and regulations.

3.25 No Other Representations or Warranties. Seller expressly agrees and acknowledges, on behalf of itself and its Affiliates, that (a) except as expressly set forth in Article IV, none of Parent, Purchaser or any of their Representatives has made or makes any representation or warranty, expressed or implied, as to Parent Shares, or the business of Parent, or the accuracy or completeness of any information regarding Parent Shares or the business of the Parent, furnished or made available to Seller or its Representatives, (b) without limiting the generality of the foregoing, none of Parent, Purchaser or any of their Representatives has made or makes any representation or warranty with respect to any projections, forecasts, plans, prospects, estimates, budgets or other information regarding future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or any other future business, operations or affairs of Parent, (c) Seller has not relied on any representation or warranty or other information described in this Section 3.25 in determining to enter into this Agreement or otherwise and (d) none of Parent or any of its Affiliates shall have, or be subject to, any Liability to Seller or any of its Representatives resulting from the distribution to Seller or its Representatives, or Seller’s or its Representatives’ use of, any such information, including any information, documents or material made available to Seller or its Representatives in any “data rooms,” management presentations or in any other form in expectation of or negotiation of this Agreement, the Transaction and the other transactions contemplated hereby. Notwithstanding anything contain to herein to the contrary, that in no event shall the foregoing acknowledgements and disclaimers be deemed to exclude Liability for fraud committed by the Purchaser Parties in connection with this Agreement, the other Transaction Documents or the Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Except as set forth in, or qualified by any matter set forth in, the Purchaser Parties Disclosure Schedules (it being agreed that the disclosure of any matter in any section or subsection in the Purchaser Parties Disclosure Schedules shall be deemed to be disclosed for all purposes of this Agreement as long as the relevance of such disclosure to the other sections or sub-sections of this Agreement is reasonably apparent on its face), Parent and Purchaser hereby represent and warrant to Seller as follows:

4.1 Organization, Standing and Power. Each of Parent and Purchaser is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization and has all necessary organizational power and authority to carry on its business as presently conducted, except where the failure to be so organized or in good standing, or to have such power and authority would not reasonably be expected to impair or materially delay the ability of the Purchaser Parties to perform their obligations under the Transaction Documents or consummate the Transaction and the other transactions contemplated hereby.

4.2 Capitalization. As of the date of this Agreement, the authorized capital of Parent consists of:

(a) 47,171,928 shares of Preferred Stock, par value $0.00001 (the “Preferred Stock”), 5,431,674 of which have been designated Series A Preferred Stock (the “Series A Preferred Stock”), all of which are issued and outstanding, 2,666,047 of which have been designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), all of which are issued and outstanding, 1,584,981 of which have been designated Series B Preferred Stock (the “Series B Preferred Stock”), all of which are issued and outstanding, 5,367,833 of which have been designated Series C Preferred Stock (the “Series C Preferred Stock”), all of which are issued and outstanding, 19,601,592 of which have been designated Series D Preferred Stock (the “Series D Preferred Stock”), all of which are issued and outstanding, 3,611,042 of which have been designated Series E Preferred Stock (the “Series E Preferred Stock”), all of which are issued and outstanding, 3,637,197 of which have been designated Series F Preferred Stock (the “Series F Preferred Stock”), all of which are issued and outstanding and 5,271,562 of which have been designated Series G Preferred Stock, 3,178,752 of which are issued and outstanding. The rights, privileges and preferences of the Preferred Stock will be as stated in the Restated Certificate of Incorporation.

(b) 72,000,000 shares of common stock, par value $0.00001 (the “Common Stock”), of which 9,188,422 shares are issued and outstanding.

(c) The outstanding shares of Common Stock and Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act, and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(d) Except for (i) the conversion privileges of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Parent Shares (ii) the rights provided in Section 3.4 of the Investors’ Rights Agreement, (iii) currently outstanding options to purchase 7,399,231 shares of Common Stock granted to employees and other service providers pursuant to Parent’s 2014 Stock Plan (the “Parent Option Plan”) and (iv) 2,426,770 currently outstanding restricted stock units, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Parent of any shares of its capital stock. In addition, Parent has reserved 2,746,873 shares of Common Stock for purchase upon exercise of options to be granted in the future under the Parent Option Plan. Other than that certain Sixth Amended and Restated Voting Agreement, dated as of May 21, 2019, Parent is not a party or subject to any agreement or understanding, and, to the Knowledge of Parent, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Parent.

(e) All outstanding securities of Parent, including, without limitation, all outstanding shares of the capital stock of Parent, all shares of the capital stock of Parent issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that Parent is obligated to issue, are subject to a one hundred eighty (180) day “market stand-off” restriction upon an initial public offering of Parent’s securities pursuant to a registration statement filed with the SEC pursuant to the Securities Act in a form substantially identical to Section 1.13 of the Investors’ Rights Agreement.

(f) No stock plan, stock purchase, stock option or other agreement or understanding between Parent and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

4.3 Subsidiaries. Parent does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Parent is not a participant in any joint venture, partnership, or similar arrangement.

4.4 Authority; Execution and Delivery; Enforceability. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it will be a party and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by Parent and Purchaser of this Agreement, and the consummation by Parent and Purchaser of the Transaction and the other transactions contemplated hereby, including the authorization, issuance (or reservation for issuance), sale and delivery of the Parent Shares being issued hereunder and the shares of Common Stock to be issued upon conversion of Parent Shares, have been duly authorized by all necessary corporate or other action of Parent and Purchaser. Each of Parent and Purchaser has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Seller, this Agreement will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. Upon the execution and delivery by Parent and Purchaser of the other Transaction Documents to which it is or will be a party, and assuming the due authorization, execution and delivery thereof by the other parties thereto, such other Transaction Documents will constitute the legal, valid and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their terms, subject to the Enforceability Exceptions.

4.5 Valid Issuance of Parent Shares and Common Stock. Parent Shares, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free and clear of all Liens of any kind, except for restrictions on transfer imposed under applicable securities laws and restrictions on transfer under Parent’s Bylaws as currently in effect and in the Investors’ Rights Agreement. The shares of Common Stock to be issued upon conversion of Parent Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate of Incorporation, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer of any kind, except for restrictions on transfer imposed under applicable securities laws and restrictions on transfer under Parent’s Bylaws as currently in effect and in the Investors’ Rights Agreement.

4.6 Capital Stock. Section 4.6 of the Purchaser Parties Disclosure Schedules sets forth the price per share of the preferred stock issued in connection with Purchaser’s Series G financing round and the price per share of Common Stock established pursuant to the most recent valuation of the Common Stock under Section 409A of the Code prior to the Closing. No split, combination or reclassification in respect of any shares of capital stock of Parent has taken place since the closing of Parent’s Series G equity financing round.

4.7 Offering.

(a) Subject in part to the truth and accuracy of Seller’s representations set forth in Sections 3.21 through 3.24 of this Agreement, the offer, sale and issuance of Parent Shares as contemplated by this Agreement are exempt from the registration requirements of any applicable state and federal securities laws, and neither Parent nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

(b) Parent has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Knowledge of Parent, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Parent has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including Parent; any predecessor or affiliate of Parent; any director, executive officer, other officer participating in the offering, general partner or managing member of Parent; any beneficial owner of 20% or more of Parent’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with Parent in any capacity at the time of the sale of Parent Shares; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of Parent Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

4.8 Proprietary Information Agreements. Each present and former employee and officer of Parent has executed a Proprietary Information and Inventions Agreement, and each consultant to Parent has executed a Consulting Agreement. No current or former employee has expressly excluded works or inventions or other subject matter from his or her Proprietary Information and Inventions Agreement. Parent is not aware that any of its present and former employees, officers or consultants are in violation thereof, and Parent will use its reasonable best efforts to prevent any such violation.

4.9 Patents and Trademarks. To the Knowledge of Parent, with respect to Patents and Marks only (but without having conducted any special investigation or patent or trademark search), Parent has sufficient title and ownership of or licenses to all Patents, Marks, domain names, Copyrights, Trade Secrets, information, software, proprietary rights and processes necessary for its business as now conducted, without any violation or infringement of the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to anything referred to above in this Section 4.9 that is to any extent owned by or exclusively licensed to Parent, nor is Parent bound by or a party to any options, licenses or agreements of any kind with respect to the Patents, Marks, domain names, Copyrights, Trade Secrets, licenses, information, proprietary rights and/or processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. Parent has not received any communications alleging that Parent has violated or would violate any of the Patents, Marks, domain names, Copyrights, Trade Secrets or other proprietary rights of any other person or entity. Parent is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Parent or that would conflict with Parent’s business as presently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Parent’s business by the employees of Parent, will, to the Knowledge of Parent, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Parent does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to or outside the scope of their employment by Parent. To the extent Parent uses any “open source” or “copyleft” software or is a party to “open” or “public source” or similar licenses, Parent is in compliance with the terms of any such licenses, any such software and licenses are listed on the Purchaser Parties Disclosure Schedules, and Parent is not required (and, even if it distributed its software, would not be required) under any such license to (a) make or permit any disclosure or to make available any source code for its (or any of its licensors’) proprietary software or (b) distribute or make available any of Parent’s proprietary software or intellectual property (or to permit any such distribution or availability).

4.10 Compliance with Other Instruments. Parent is not in violation, default, conflict or breach of any provision of its Restated Certificate of Incorporation or Bylaws, or in any material respect of any instrument, judgment, order, writ, decree, privacy policy or contract to which it is a party or by which it is bound, or, to the Knowledge of Parent, of any provision of any law, federal or state statute, rule or regulation applicable to Parent (including, without limitation, those related to privacy, personally identifiable information, export control or digital tokens, coins, cryptocurrency or other blockchain-based assets (collectively, “Tokens”)). Parent has obtained valid waivers of any rights by other parties to purchase Parent Shares covered by this Agreement.

4.11 Agreements; Actions.

(a) Except for (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Parent Board of Directors, (iii) the purchase of shares of Parent’s capital stock and the issuance of options to purchase shares of Common Stock, in each instance, approved pursuant to written consent or in the written minutes of Parent’s Board of Directors and (iv) Proprietary Information and Inventions Agreements, there are no agreements, understandings or proposed transactions between Parent and any of its officers, directors, affiliates, or any affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Parent is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to Parent in excess of, $1,000,000, or (ii) any material license of any patent, copyright, trade secret or other proprietary right to or from Parent (other than (A) the nonexclusive license of Parent’s software and products in object code form in the ordinary course of business pursuant to standard end-user agreements or (B) the nonexclusive license to Parent of standard, generally commercially available, “off-the-shelf” third party products that are not and will not to any extent be part of any product, service or intellectual property offering of Parent), or (iii) provisions materially restricting the business of Parent or the development, manufacture or distribution of Parent’s products or services.

(c) Parent has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $1,000,000 or, in the case of indebtedness and/or liabilities individually less than $1,000,000, in excess of $1,500,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Parent has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) There are no agreements, understandings or proposed transactions to which Parent is a party that will terminate or provide a right of Parent or another party thereto to terminate (either with or without the passage of time or the giving of notice, or both) as a result of the transactions hereby contemplated. All agreements, understandings or proposed transactions to which Parent is a party will continue to be valid, binding, in full force and effect and enforceable against Parent (and to the Knowledge of Parent, to each other party thereto) in accordance with their respective terms immediately following the consummation of the transactions contemplated hereby.

4.12 Related-Party Transactions. No employee, officer, or director of Parent (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to Parent, nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Knowledge of Parent, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Parent is affiliated or with which Parent has a business relationship, or any firm or corporation that competes with Parent, except that employees, officers, or directors of Parent and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with Parent. No Related Party or member of their immediate family is directly or indirectly interested in any material contract with Parent.

4.13 Permits. Parent has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it (including, to the extent applicable to its business, with respect to Tokens), the lack of which could materially and adversely affect the business, properties or financial condition of Parent. Parent is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

4.14 Registration Rights. Except as provided in the Investors’ Rights Agreement, Parent has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

4.15 Corporate Documents. The Restated Certificate of Incorporation and Bylaws of Parent are in the form previously provided to Seller.

4.16 Title to Property and Assets. Parent owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair Parent’s ownership or use of such property or assets. With respect to the property and assets it leases, Parent is in compliance with such leases and, to the Knowledge of Parent, holds a valid leasehold interest free of any liens, claims or encumbrances. Parent does not own any real property.

4.17 Parent Financial Statements. Parent has delivered to Seller its unaudited financial statements (balance sheet and income statement) as of and for the twelve-month period ended December 31, 2018 and for the three-month period ending March 31, 2019 (collectively, the “Parent Financial Statements”). The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Parent Financial Statements may not contain all footnotes required by GAAP. The Unaudited Financial Statements fairly present the financial condition and operating results of Parent as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Parent Financial Statements, Parent has no material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to March 31, 2019 (the “Parent Financial Statement Date”) and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in financial statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of Parent. Except as disclosed in the Parent Financial Statements, Parent is not a guarantor or indemnitor of any indebtedness of any other Person. Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

4.18 Changes. Since the Parent Financial Statement Date there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Parent from that reflected in the Parent Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of Parent (as such business is presently conducted and as it is proposed to be conducted);

(c) any waiver by Parent of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Parent, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of Parent (as such business is presently conducted and as it is proposed to be conducted);

(e) any material change or amendment to a material contract or arrangement by which Parent or any of its assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any key officer of Parent; and to the Knowledge of Parent, any impending resignation or termination of employment of any such officer or key employee;

(i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Parent;

(j) any mortgage, pledge, transfer of a security interest in, or lien, created by Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Parent’s ownership or use of such property or assets;

(k) any loans or guarantees made by Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l) any declaration, setting aside or payment or other distribution in respect of any of Parent’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by Parent;

(m) to the Knowledge of Parent, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of Parent (as such business is presently conducted and as it is proposed to be conducted); or

(n) any agreement or commitment by Parent to do any of the things described in this Section 4.18.

4.19 Employee Benefit Plans. Parent does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

4.20 Tax Returns, Payments and Elections. Parent has filed all tax returns and reports (including information returns and reports) as required by law. These returns and reports are true and correct in all material respects except to the extent that a reserve has been reflected on Parent’s Financial Statements in accordance with GAAP. Parent has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Purchaser Parties Disclosure Schedules and except to the extent that a reserve has been reflected on Parent’s Financial Statements in accordance with GAAP. The provision for taxes of Parent as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. Parent has not elected pursuant to the Code, to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on Parent, its financial condition, its business as presently conducted or any of its properties or material assets. Parent has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of Parent’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by any Governmental Entity. Since the Parent Financial Statement Date, Parent has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and Parent has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. Parent has withheld or collected from each payment made to each of its employees, independent contractors, creditors, stockholders and other third parties the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. Parent is not a party to any contract and/or has not granted any compensation, equity or award that could be deemed deferred compensation subject to the additional twenty percent (20%) tax under Section 409A of the Code, and neither Parent nor any person that is a member of the same controlled group as Parent or under common control with Parent within the meaning of Section 414 of the Code has any liability or obligation to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to the additional twenty percent (20%) tax under Section 409A of the Code.

4.21 Insurance. Parent has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

4.22 Minute Books. The minute books of Parent (which shall be provided by Parent to Seller within thirty (30) days of the date hereof) contain, subject to appropriate redactions, a complete summary of all meetings and actions by written consent of directors and stockholders from the time of incorporation of Parent through May 21, 2019, and reflect all transactions referred to in such minutes and actions accurately in all material respects.

4.23 Labor Agreements and Actions; Employee Compensation. Parent is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of Parent, has sought to represent any of the employees, representatives or agents of Parent. There is no strike or other labor dispute involving Parent pending, or to the Knowledge of Parent, threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results, or business of Parent (as such business is presently conducted), nor is Parent aware of any labor organization activity involving its employees. Parent is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with Parent, nor does Parent have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of Parent is terminable at the will of Parent. To the Knowledge of Parent, Parent has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Parent is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. Parent is not obligated to pay severance or any other additional compensation upon the termination of any employee. Parent is not delinquent in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees or independent contractors.

4.24 Section 83(b) Elections. To the Knowledge of Parent, all individuals who have purchased unvested shares of Common Stock have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.

4.25 Foreign Corrupt Practices Act. Neither Parent nor, to the Knowledge of Parent, any of Parent’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Entity, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist Parent or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither Parent nor, to the Knowledge of Parent, any of its directors, officers, employees or agents have made or authorized any illegal bribe, payoff, influence payment, kickback or other unlawful payment of funds to help Parent obtain or retain business. Parent further represents that it has maintained, and has caused each of its Subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. Neither Parent, or, to the Knowledge of Parent, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

4.26 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), Parent is and has been, to the Knowledge of Parent, in compliance with all applicable laws in all relevant jurisdictions, Parent’s privacy policies and the requirements of any contract or codes of conduct to which Parent is a party. Parent has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Parent is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

4.27 Real Property Holding Corporation. Parent is not now and has never been a “United States real property holding corporation” as defined in Section 897 of the Code and any applicable regulations promulgated thereunder (without regard to the applicable period specified in Section 897(c)(1)(A)(ii) of the Code). Parent has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

4.28 Compliance with Laws. Except for violations that would not reasonably be expected to be material to the Purchaser Parties and their Affiliates, taken as a whole, or materially impair or materially delay the ability of the Purchaser Parties to perform their obligations under the Transaction Documents or consummate the Transaction and the other transactions contemplated hereby, the Purchaser Parties are not in violation of any Law applicable to the conduct of its business, and to the Knowledge of Parent, no circumstance or fact exists that could reasonably result in the Purchaser Parties not being in compliance with any such Laws.

4.29 Absence of Purchaser Parties Material Adverse Effect. Since March 31, 2019, (a) Parent has conducted its business in the ordinary course, consistent with past practice and (b) there has not occurred any event, change or development that has had, or would reasonably be expected to have, a Purchaser Parties Material Adverse Effect.

4.30 No Conflicts; Consents. The execution and delivery by the Purchaser Parties of this Agreement, and the execution and delivery by the Purchaser Parties of each other Transaction Document to which they are or will be a party does not, and the consummation of the Transaction and the other transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Purchaser Parties or any of Parent’s other Subsidiaries under any provision of (a) the Organizational Documents of the Purchaser Parties, (b) any Judgment or Law applicable to the Purchaser Parties or any of Parent’s other Subsidiaries, or the properties or assets of the Purchaser Parties or any of Parent’s other Subsidiaries or (c) any material Contract applicable to the Purchaser Parties or any of Parent’s other Subsidiaries, except, in the case of clause (b) or (c), for any such items that would not reasonably be expected to be material to the Purchaser Parties and their Affiliates, taken as a whole, or materially impair or materially delay the ability of the Purchaser Parties to perform their obligations under the Transaction Documents or consummate the Transaction and the other transactions contemplated hereby. No Approval of any Governmental Entity is required to be obtained or made by the Purchaser Parties or any of Parent’s other Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than (i) in respect of Antitrust Laws and (ii) those that, if not obtained, made or given, would not reasonably be expected to be material to the Purchaser Parties and their Affiliates, taken as a whole, or materially impair or materially delay the ability of the Purchaser Parties to perform their obligations under the Transaction Documents or consummate the Transaction and the other transactions contemplated hereby.

4.31 Financial Ability to Perform. The Purchaser Parties will have funds immediately available to them immediately prior to and at the Closing sufficient to enable the Purchaser Parties to perform all of their obligations hereunder, including delivering the Aggregate Cash Consideration to Seller and assuming the Assumed Liabilities, as and when contemplated by this Agreement and to perform all of the obligations under the other Transaction Documents. Notwithstanding anything to the contrary in this Agreement, the Purchaser Parties acknowledge and agree that their obligations to effect the Transaction or the other transactions contemplated by this Agreement are not conditioned upon the availability to the Purchaser Parties or any of their Affiliates of any debt, equity or other financing in any amount whatsoever.

4.32 Investigation. The Purchaser Parties have such knowledge and experience in financial and business matters, and are capable of evaluating the merits and risks of the Transaction and the other transactions contemplated by this Agreement. The Purchaser Parties confirm that Seller has made available to the Purchaser Parties and their Representatives the full opportunity to ask questions of the officers and management of Seller and the Business, as well as access to the documents, information and records of or with respect to the Purchased Assets, the Assumed Liabilities and the Business and to acquire additional information about the business and financial condition of the Business, and the Purchaser Parties confirm that they have made an independent investigation, analysis and evaluation of the Purchased Assets, the Assumed Liabilities and the Business.

4.33 Proceedings. There is no Proceeding or investigation pending or, to the Knowledge of Parent, currently threatened in writing against Parent that questions the validity of this Agreement or any Transaction Document, or the right of Parent to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in a Purchaser Parties Material Adverse Effect, or any change in the current equity ownership of Parent. The foregoing includes Proceedings or investigations pending or threatened involving the prior employment of any of Parent’s employees, their use in connection with Parent’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Parent is not a party or subject to the provisions of any Judgment. There is no Proceeding or investigation by Parent currently pending or that Parent intends to initiate.

4.34 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser Parties or any of their Affiliates for which Seller or any of its Affiliates would have any Liability.

4.35 Acknowledgment of No Other Representations or Warranties. The Purchaser Parties expressly agree and acknowledge, on behalf of themselves and their Affiliates, that (a) except as expressly set forth in Article III, none of Seller, the other Seller Entities or any of their respective Representatives has made or makes any representation or warranty, expressed or implied, as to the Purchased Assets, the Assumed Liabilities, the Business (or its financial condition or results of operations) or the accuracy or completeness of any information regarding the Purchased Assets, the Assumed Liabilities or the Business furnished or made available to the Purchaser Parties or their Representatives, (b) without limiting the generality of the foregoing, none of Seller, the Seller Entities or any of their respective Representatives has made or makes any representation or warranty with respect to any projections, forecasts, plans, prospects, estimates, budgets or other information regarding future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Purchased Assets, the Assumed Liabilities or the Business or any other future business, operations or affairs of the Business, (c) the

Purchaser Parties have not relied on any representation or warranty or other information described in this Section 4.35 in determining to enter into this Agreement or otherwise and (d) none of Seller, the other Seller Entities or any of their respective Affiliates shall have, or be subject to, any Liability to the Purchaser Parties or any of their Representatives resulting from the distribution to the Purchaser Parties or their Representatives, or the Purchaser Parties’ or their Representatives’ use of, any such information, including any information, documents or material made available to the Purchaser Parties or their Representatives in any “data rooms,” management presentations or in any other form in expectation of or negotiation of this Agreement, the Transaction and the other transactions contemplated hereby. Notwithstanding anything contain to herein to the contrary, that in no event shall the foregoing acknowledgements and disclaimers be deemed to exclude Liability for fraud committed by any of the Seller Entities in connection with this Agreement, the other Transaction Documents or the Transactions.

ARTICLE V

COVENANTS

5.1 Efforts.

(a) From and after the date hereof, Parent and Seller shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective as promptly as reasonably practicable (and, in any event, prior to the Outside Date) the Transaction and the other transactions contemplated by this Agreement, including (i) promptly preparing and filing of all forms, registrations and notices required to be filed to consummate the Transaction and the other transactions contemplated by this Agreement as promptly as reasonably practicable; provided that the Parties shall make any filings required under the HSR Act within ten (10) Business Days of the date of this Agreement; (ii) promptly complying to the extent necessary or advisable with any formal or informal request for information or documents by any Governmental Entity, including any request for additional information and documentary materials by the Federal Trade Commission or the U.S. Department of Justice under the HSR Act; (iii) resolving all questions or objections from any Governmental Entity; and (iv) obtaining all approvals, consents, clearances, registrations, permits, authorizations and other confirmations from any Governmental Entity necessary, proper or advisable to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limiting the foregoing, but subject to the proviso in the last sentence of this Section 5.1(a), Parent and Seller shall take, or cause to be taken, all actions necessary to obtain (and shall cooperate with each other in obtaining) any Antitrust Approvals (which actions shall include furnishing all information required in connection with such Antitrust Approvals) required to be obtained to satisfy the conditions set forth in Section 7.1(a) or Section 7.1(b) (in the case of Section 7.1(b), if the injunction, restraint or other Judgment relates to any Antitrust Law) and to consummate the Transaction and the other transactions contemplated by this Agreement. Each of Parent and Seller shall use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transaction and the other transactions contemplated hereby, including taking all action as may be necessary to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Outside

Date), including, if doing so is a required condition for the Parties to secure any Antitrust Approval, proffering to, or agreeing to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets, licenses, operations, rights, product lines, businesses or interests included in the Purchased Assets or of Parent or any of its Affiliates (or consent to any sale, divestiture, lease, license, transfer, disposition or other encumbering by the Seller Entities of any assets, licenses, operations, rights, product lines, businesses or interests included in the Purchased Assets or to any agreement by any of the Seller Entities to take any of the foregoing actions) (“Antitrust Remedies”); provided, however, that Parent shall not be required to undertake, or agree to undertake, any Antitrust Remedies (i) to the extent that any such Antitrust Remedies include any sale, divestiture, lease, license, transfer, disposition or other encumbering of any assets, licenses, operations, rights, product lines, businesses or interests of Parent or any of its Subsidiaries or Affiliates, or the Business, in the San Francisco Bay Area, California; New York, New York; Philadelphia, Pennsylvania; or Chicago, Illinois, or (ii) that would be material to the business or operations of Parent and its Subsidiaries, or to the Business.

(b) The Parties shall cooperate and consult with each other in connection with obtaining any authorizations, approvals, consents, clearances, registrations, permits and other confirmations from any Governmental Entity required to consummate the transactions contemplated by this Agreement, and shall, unless prohibited by law, promptly (i) furnish to the other Party such information as the other Party may reasonably require in connection with the preparation of any filing or submission under the HSR Act or other Antitrust Law; (ii) notify each other promptly of any oral communication with, and provide copies of any written communications, correspondence and filings with, any Governmental Entity; (iii) consult and cooperate with, and consider in good faith the views of, one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under the HSR Act or other Antitrust Law; (iv) permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any material oral) communication with any such Governmental Entity and (v) give the other Party reasonable advance notice of all meetings (whether in person or via video or telephone conference) with any Governmental Entity and unless prohibited by Law or such Governmental Entity, not attend or participate independently in any meeting with a Governmental Entity without providing reasonable advance notice to the other Party and an opportunity to attend and participate in such meeting. Notwithstanding anything herein to the contrary, in the event that the Parties have differing views with respect to the handling of any reviews or investigations of the Transaction under any Antitrust Law, Parent shall have final decision-making authority on relevant strategy, timing and agreements with any Governmental Entity; provided, however, that Parent shall not be permitted to make any such decisions in respect of strategy, timing and agreements with any Governmental Entity that would reasonably be expected to delay the consummation of the transactions contemplated by this Agreement to a date after the Outside Date, or would reasonably be expected to prevent the transactions contemplated by this Agreement from being consummated prior to the Outside Date. Parent and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.2(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or Seller, as the case may be) or its legal counsel. Materials provided pursuant to this Section 5.2(b) may be redacted (i) to remove references concerning the valuation of or future plans for the Business; (ii) as necessary to comply with contractual obligations; and (iii) as necessary to address reasonable privilege concerns.

(c) Additionally, and without limiting the specific other obligations of the Parties set forth in this Agreement, each of Parent and Seller shall use its reasonable best efforts to (i) execute and deliver any additional instruments necessary, proper or advisable to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and (ii) fulfill all conditions precedent to this Agreement and shall not take, or permit any of its Affiliates to take, any action after the date of this Agreement that would reasonably be expected to prevent, impair or materially delay the Closing.

5.2 Covenants Relating to Conduct of Business.

(a) Except (i) as set forth in Section 5.2(a) of the Seller Disclosure Schedules, (ii) as required by applicable Law or Contract, (iii) as otherwise contemplated or required by the terms of this Agreement or (iv) as consented to by the Purchaser Parties in writing (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing or, if earlier, the termination of this Agreement, Seller shall, and shall cause each Seller Entity to, use commercially reasonable efforts to (A) conduct the Business in all material respects in the ordinary course, (B) preserve intact, in all material respects, the operation of the Business and (C) preserve in all material respects their respective commercial relationships with customers, suppliers, employees and other Persons with whom any Seller Entity deals in connection with the conduct of the Business in the ordinary course; provided that no action by Seller or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this Section 5.2(a).

(b) Except (i) as set forth in Section 5.2(b) of the Seller Disclosure Schedules, (ii) as required by applicable Law or Contract, (iii) as otherwise expressly permitted or required by the terms of this Agreement or (iv) as consented to by the Purchaser Parties in writing (such consent not to be unreasonably withheld, conditioned or delayed), with respect to the Business, from the date of this Agreement to the Closing or, if earlier, the termination of this Agreement, Seller shall not, and shall cause each Seller Entity not to, do any of the following:

(i) amend its Organizational Documents in a manner that reasonably would be expected to prevent or materially delay or impede the consummation of the Transaction;

(ii) make capital expenditures or acquire any property, plant and equipment constituting Purchased Assets or Assumed Liabilities for an aggregate cost in excess of $200,000;

(iii) settle or release any Proceedings relating to the Business, Purchased Assets or Assumed Liabilities for an amount in excess of $100,000 or involving nonmonetary remedies that would be binding on the Purchaser Parties or any of the Purchased Assets following the Closing, except with respect to matters arising under or in connection with this Agreement or the Transaction;

(iv) except as required by the terms of any Benefit Plan as in effect on the date hereof or, provided that Parent receives advance written notice thereof from Seller, for any commitment for which Seller and its Subsidiaries are solely obligated to pay or in connection with any action that applies uniformly to Business Employees and other similarly situated employees of Seller or its Subsidiaries, (A) grant to any Business Employee any increase in compensation or benefits; (B) grant any equity or equity-based or other incentive awards to, or accelerate the vesting, funding or payment of any such awards held by, any Business Employee; (C) enter into, terminate or amend any severance, change in control, retention, termination, employment or other service agreement with any Business Employee; (D) adopt, enter into, terminate or amend any Transferred Benefit Plan (or any plan, program, policy, agreement or other arrangement that would be a Transferred Benefit Plan if it were in existence as of the date hereof); or (E) cause any Seller Benefit Plan to become a Transferred Benefit Plan;

(v) (A) terminate or transfer the employment of, or reallocate the duties or responsibilities of, any Business Employee such that such person would not be a Business Employee at the Closing, other than terminations for cause, (B) transfer the employment of any employee of Seller or its Affiliates who is not a Business Employee as of the date hereof to cause such person to become a Business Employee at the Closing, or (C) hire any individual who is primarily related to the Business with a base salary in excess of $100,000, other than in the ordinary course of business but only with respect to any new hires occurring on or prior to September 1, 2019;

(vi) enter into or amend any labor or collective bargaining agreement relating to any Business Employee, other than entering into or amending any labor or collective bargaining agreements if such action applies uniformly to Business Employees and other similarly situated employees of Seller or its Subsidiaries, or recognize, certify or negotiate with any labor union or labor organization as the bargaining representative of any of the Business Employees;

(vii) abandon, dispose of or terminate any rights to any material Transferred Intellectual Property or otherwise permit any of its rights to any such Transferred Intellectual Property to lapse or expire (other than expiration upon its statutory term);

(viii) (A) amend in a way that is materially adverse to the Purchaser Parties, voluntarily terminate or cancel any Material Contract (other than any nonrenewal or expiration of such Material Contract according to such Material Contract’s terms), (B) waive any material right under any Material Contract or (C) enter into any Contract that, if in effect on the date hereof, would have been a Material Contract;

(ix) voluntarily terminate, cancel or fail to renew any Transferred Permit;

(x) sell, assign, lease, sublease, license, transfer, divest or otherwise dispose of or encumber any Purchased Assets, or grant or otherwise create or consent to the creation of any Liens on any Purchased Assets (other than Permitted Liens), in each case other than (A) dispositions of used, obsolete, damaged, worn-out or surplus equipment, property or other assets, (B) transactions (including sales and other transfers) with or to customers in the ordinary course and (C) dispositions of any other immaterial assets in the ordinary course (other than nonexclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice);

(xi) sell, assign, lease, sublease, license, transfer, divest or otherwise dispose of or encumber any Seller Licensed Patents or Seller Licensed IP, except to the extent not in conflict with the rights contemplated to be granted to the Purchaser pursuant to this Agreement;

(xii) acquire any ownership interest in any real property for the Business or enter into any purchase and sale or option agreement or any other similar agreement relating to acquiring any ownership interest in any real property for the Business;

(xiii) mortgage, pledge, encumber or materially amend, modify or terminate any Transferred Lease (other than any nonrenewal or expiration of such Transferred Lease according to such Transferred Lease’s terms);

(xiv) enter into any material financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution that permits recourse to the Purchaser Parties or any of their Subsidiaries that would constitute an Assumed Liability; or

(xv) authorize any of or commit or agree to take the foregoing actions.

5.3 Confidentiality.

(a) The Purchaser Parties acknowledge that the information being provided to them in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain nondisclosure agreement between Parent and Seller, dated May 9, 2019 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing; provided that actions taken by the Parties to the extent necessary in order to comply with their respective obligations under Section 5.1 shall not be deemed to be in violation of this Section 5.3 or the Confidentiality Agreement. Effective upon, and only upon, the Closing, the confidentiality obligations of Parent under the Confidentiality Agreement shall terminate with respect to information to the extent related to the Business, the Purchased Assets and the Assumed Liabilities; provided that the Purchaser Parties acknowledge that their other obligations thereunder shall continue to remain subject to the terms and conditions of the Confidentiality Agreement.

(b) For three (3) years after the Closing, unless the Purchaser Parties have otherwise consented, Seller shall, and shall cause its Subsidiaries to, retain in confidence any confidential or proprietary information to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, and shall not disclose such confidential or proprietary information to any other Person; provided that the foregoing restrictions shall not apply to any information (i) that is or becomes generally available to the public other than as a result of disclosure in violation of this Section 5.3(b), (ii) that is required to be disclosed by applicable Law or to a Governmental

Entity or otherwise required or requested in connection with compliance with applicable Law or pursuant to a Judgment, subpoena, administrative, legal or judicial process or order or civil investigative demand, (iii) that Seller or any of its Affiliates receives after the Closing from a source that is not known to Seller after reasonable inquiry to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality, to the Purchaser Parties or their Affiliates (or Seller or any of its Affiliates prior to Closing) with respect to such information or (iv) that is independently developed by Seller or any of its Affiliates without reference to or use of such information. The foregoing shall not (i) prohibit Seller or its Affiliates from disclosing such confidential or proprietary information for the purpose of complying with the terms of, or performing under, any of the Transaction Documents or (ii) limit any of the rights granted to Seller or its Affiliates under the Transaction Documents. Furthermore, the provisions of this Section 5.3(b) will not prohibit any retention of copies of records or any disclosure as may be, and only to the extent, necessary or appropriate in the ordinary course of business of the Retained Business or to comply with applicable Law or in connection with the preparation and filing of financial statements with a Governmental Entity (including the U.S. Securities and Exchange Commission (the “SEC”)) or Tax Returns of Seller or its Affiliates or in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

5.4 Access to Information.

(a) During the period prior to the Closing, Seller shall afford to the Purchaser Parties and their Representatives reasonable access, during normal business hours, upon reasonable notice to Seller, consistent with applicable Law and in accordance with the reasonable procedures established by Seller, to the properties, books, Contracts, records and personnel of Seller and its Subsidiaries to the extent related to the Business; provided that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject or contravene any applicable Law in discharging their obligations pursuant to this Section 5.4; (ii) neither Seller nor any of its Affiliates shall be required to provide such access or information as would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection (provided that Seller and its Affiliates shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection); (iii) neither Seller nor any of its Affiliates shall be required to provide such access or information as would reasonably be expected to have competitive harm to the Business prior to the Closing (provided that Seller and its Affiliates shall use its reasonable best efforts to enter into such other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in such competitive harm); and (iv) Seller shall make available, or cause its Subsidiaries to make available, Business Employee personnel files only after the Closing Date and, with respect to any Business Employees, if and when the Purchaser Parties provide Seller with notice reasonably acceptable to Seller that the applicable Business Employees have provided the Purchaser Parties with a release permitting transfer of those files (provided that Seller shall not be required to make, or cause to be made, available medical records, workers compensation records or the results of any drug testing and that Purchaser shall indemnify and hold Seller and its Affiliates harmless from any Liabilities arising out of or relating to the transfer of such personnel files).

(b) The Purchaser Parties agree that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of Seller and its Affiliates or the Business, and none of the Purchaser Parties or any of their Representatives shall communicate with any of the employees of the Business (or Seller or its Affiliates) without the prior written consent of Seller; provided that Purchaser or any of its Representatives may continue to communicate with employees of the Business to the extent Seller has made such Persons made available to the Purchaser Parties or any of their Representatives prior to the date of this Agreement solely with respect to the matters for which Seller has made such Persons available to the Purchaser Parties or any of its Representatives prior to the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information to the extent, upon the advice of counsel, such access or disclosure would jeopardize attorney-client or other similar privilege.

(c) From and after the Closing, the Purchaser Parties shall, and shall cause their Affiliates to, afford Seller and its Representatives reasonable access, during normal business hours, upon reasonable notice, consistent with applicable Law and in accordance with the reasonable procedures established by the Purchaser Parties, to the properties, Business Books and Records and personnel of the Business and/or the Purchaser Parties and their Affiliates to the extent that such access may be reasonably requested by Seller, including in connection with the preparation of financial statements, Taxes, reporting obligations and compliance with the Transaction Documents or applicable Laws; provided that nothing in this Agreement shall limit any of Seller’s or any of its Affiliates’ rights of discovery; provided, further, that (i) neither the Purchaser Parties nor any of their Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject or contravene any applicable Law in discharging their obligations pursuant to this Section 5.4; (ii) neither the Purchaser Parties nor any of their Affiliates shall be required to provide such access or information as would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection (provided that the Purchaser Parties and their Affiliates shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection); and (iii) neither the Purchaser Parties nor any of their Affiliates shall be required to provide such access or information as would reasonably be expected to have competitive harm to the Business after the Closing (provided that the Purchaser Parties and their Affiliates shall use their reasonable best efforts to enter into such other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in such competitive harm).

5.5 Publicity. Neither Seller nor the Purchaser Parties shall issue any press release or public announcement with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, except (x) as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system or (y) as provided in Section 5.5 of the Seller Disclosure Schedules.

5.6 Employee Matters.

(a) Communications to Business Employees. From and after the date of this Agreement until the Closing Date, Parent and Seller shall cooperate in good faith regarding any written or oral communications by Parent or Seller to any Business Employees, whether relating to employee benefits, post-Closing terms of employment or otherwise. Neither the Purchaser Parties nor any employee or representative of any Purchaser Party shall, without Seller’s prior written consent, inform any Business Employee identified on Section 7.2(e)(i) or 7.2(e)(ii) of the Seller Disclosure Schedules, or otherwise disclose, that such Person’s acceptance of an offer of employment by Parent may be a condition to Closing pursuant to Section 7.2(e).

(b) Offers of Employment. Parent shall, or shall cause one of its Affiliates to, no later than ten (10) Business Days prior to the Closing, make offers of full-time employment to all Business Employees, in each case, (i) with terms and conditions regarding wage rate or base salary level, target cash incentive compensation opportunities, and employee benefits that meet the standards set forth in Section 5.6(d), (ii) effective subject to and upon the occurrence of the Closing and, further, subject to each such Business Employee’s satisfaction of Parent’s background check requirements, Form I-9s, any applicable visa or work permit filings, employee handbook and related policy acknowledgements, and execution of a proprietary information, inventions, assignment and restrictive covenants agreement in Parent’s standard form as provided to Seller prior to the date of this Agreement.    Seller and its Subsidiaries shall cooperate with Parent to make reasonably accessible to Parent each Business Employee to assist Parent in its efforts to secure an offer of employment with such Business Employee. Parent shall not take any action intended to interfere with, delay or frustrate the satisfaction of the closing condition set forth in Section 7.2(e), which shall include not taking action to either modify the terms of any offer of employment provided to a Business Employee pursuant to this Section 5.6(b) or any offers made by Parent to any Business Employee prior to or as of the date hereof that would adversely affect such Business Employee or disclose the status of an offer of employment provided to any Business Employee identified on Section 7.2(e)(i) or 7.2(e)(ii) of the Seller Disclosure Schedules to such other Business Employees.

(c) Transferred Business Employees. Each Business Employee who accepts Parent’s offer of employment and actually commences employment with Parent or one of its Affiliates upon the Closing shall be referred to herein as a “Transferred Business Employee.” Seller and its Subsidiaries shall, subject to applicable Law, terminate the employment of (i) all Transferred Business Employees effective immediately as of the Closing and (ii) any Business Employee who rejects his or her offer of employment by Parent or its Affiliates effective immediately as of the Closing.

(d) Terms and Conditions of Employment. With respect to each Transferred Business Employee, Parent shall maintain, for a period of at least one (1) year following the Closing Date, (i) at least the same wage rate or base salary level in effect for such Transferred Business Employee immediately prior to the Closing; (ii) target cash incentive compensation opportunities (excluding retention or transaction bonuses) for such Transferred Business Employee that are substantially comparable to those in effect for such Transferred Business Employee immediately prior to the Closing, provided, that, with respect to any Transferred Business Employee who is a sales employee, this clause (ii) shall only be effective if such Person has been employed for a period of at least six (6) months following the Closing Date; (iii) all other compensation and benefits (other than severance and retention or transaction bonuses) that, taken as a whole, have a value that is substantially comparable in the aggregate to the other compensation and benefits (including the aggregate value of any equity awards to acquire shares of Seller held by such Transferred Business Employee that are outstanding and unvested immediately prior to the Closing Date (assuming solely for this purpose that the price per share of Seller’s stock is equal to $80.00), but excluding severance and retention or transaction bonuses) in effect for such Transferred Business Employee immediately prior to the Closing, provided, that if Parent determines to grant an award of restricted stock units to acquire shares of Parent to any such Transferred Business Employee pursuant to this clause (iii), such award shall be subject to such vesting, settlement and other terms and conditions that apply generally to employees of Parent and its Subsidiaries; and (iv) severance benefits that are no less favorable than the severance benefits in effect for similarly situated employees of Parent or its Affiliates, giving effect to such Transferred Business Employee’s service with Parent and Seller or any of its Subsidiaries; provided, that Parent retains the right to modify any of the compensation and benefits described in the foregoing clauses (i) through (iv) that apply to each Transferred Business Employee to the extent necessary to reflect any action taken by Parent that applies uniformly to situated employees of Parent and its Subsidiaries. As of and after the Closing, Parent shall provide to each Transferred Business Employee full credit for all purposes under any Transferred Benefit Plan and each employee benefit plan, policy or arrangement sponsored by Parent or any of its Affiliates in which such Transferred Business Employee is entitled to participate for such Transferred Business Employee’s service prior to the Closing with Seller or any of its Subsidiaries, to the same extent such service is recognized by Seller and its Subsidiaries immediately prior to the Closing; provided that such service shall not be credited for purposes of benefit accrual under any defined benefit pension plan or to the extent such credit would result in any duplication of compensation or benefits.

(e) Health Coverages. Parent shall cause each Transferred Business Employee who is covered by a group health Benefit Plan immediately prior to the Closing (and his or her eligible dependents and family members) to be covered on and after the Closing by a group health plan or plans maintained by Parent or any of its Affiliates that (i) do not limit or exclude coverage on the basis of any preexisting condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan immediately prior to the Closing) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Benefit Plan immediately prior to the Closing and (ii) provide each Transferred Business Employee full credit under Parent’s or such Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Transferred Business Employee under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan or Parent’s or such Affiliate’s group health plans.

(f) Severance. If (i) a Business Employee rejects Parent’s offer of employment pursuant to Section 5.6(b) or (ii) following acceptance of Parent’s offer of employment pursuant to Section 5.6(b), a Business Employee does not become a Transferred Business Employee for any reason, in either case, then Seller and its Affiliates shall be solely responsible for any severance benefits paid or provided to any such Business Employee.

(g) COBRA. Parent shall indemnify and hold harmless Seller and its Affiliates with respect to any Liability under COBRA or similar applicable Laws in the United States arising from the actions (or inactions) of Parent or its Subsidiaries relating to Transferred Business Employees on or after the Closing Date or with respect to any qualifying M&A Beneficiaries under COBRA on account of a qualifying event that occurs following the Closing Date in connection with the Transaction. Seller shall retain, indemnify and hold harmless Parent and its Affiliates for all Liabilities under COBRA, including with respect to any “qualifying event” (as defined under COBRA) of any Business Employee or occurring before the Closing Date, and Liabilities under similar applicable Laws incurred prior to the Closing Date or with respect to any qualifying M&A Beneficiaries under COBRA on account of a qualifying event that occurs prior to or as of the Closing Date in connection with the Transaction.

(h) Defined Contribution Plans. Effective as of the Closing, Parent shall establish eligibility for participation by the Transferred Business Employees in Parent’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Parent Defined Contribution Plan”) for the benefit of each Transferred Business Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Subsidiaries (collectively, the “Seller Defined Contribution Plans”). As soon as practicable after the Closing Date, the Seller Defined Contribution Plans shall, to the extent permitted by applicable Law, make distributions available to the applicable Transferred Business Employees, and the Parent Defined Contribution Plan shall accept any such distribution (including loans) as a rollover contribution if so directed by such Transferred Business Employees.

(i) Seller Benefit Plans. From and after the Closing, the Transferred Business Employees shall cease to be active participants in the Seller Benefit Plans. Parent and its Affiliates shall assume all assets and Liabilities related to all Transferred Benefit Plans.

(j) Immigration. With respect to each Business Employee who is a foreign national working in the United States in non-immigrant visa status, Parent may elect, on an employee by employee basis, to employ such Business Employee under terms and conditions such that Parent qualifies as a “successor employer” under applicable United States immigration laws effective as of the Closing for immigration-related purposes only, and Parent shall not by reason of any such election be deemed to have otherwise assumed any Liabilities (other than with respect to the immigration-related liabilities and responsibilities associated with the applicable visa petitions) or to be a successor for any other purpose except to the extent otherwise set forth in this Agreement.

(k) No Third-Party Beneficiaries. Without limiting the generality of Section 10.4, the provisions of this Section 5.6 are solely for the benefit of the Parties and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing herein shall be construed as the establishment or adoption of, or an amendment to, any Benefit Plan or other employee benefit plan for any purpose, or otherwise limit the right of Seller, Parent or their respective Affiliates, to amend, modify or terminate any such Benefit Plan or employee benefit plan in accordance with its terms and applicable Law, or to create any obligation on the part of Parent or its Affiliates to employ any Business Employee for any period following the Closing or to interfere with the right of Parent or its Affiliates to terminate the employment of any Transferred Business Employee at any time, with or without cause. No Person participating in any such Benefit Plan or employee benefit plan shall have any claim or cause of action in respect of any provisions of this Agreement as it relates to any such Benefit Plan or employee benefit plan or otherwise.

(l) Retention Pool. At or prior to the Closing Date, Parent shall establish a retention pool for the benefit of the Transferred Business Employees, subject to the parameters and other terms and conditions set forth in Section 5.6(l) of the Purchaser Parties Disclosure Schedules.

5.7 Financial Obligations. At or prior to the Closing, Purchaser shall use its reasonable best efforts to (i) arrange for substitute guarantees and other obligations by Purchaser or one (1) of its Affiliates under the Business Contracts set forth in Section 5.7 of the Seller Disclosure Schedules to replace the outstanding guarantees and other contractual obligations entered into by or on behalf of any Seller Entity or any of their respective Affiliates (the “Guarantees”) or (ii) assume all obligations under each Guarantee, and in the case of each of clauses (i) and (ii), use its reasonable best efforts to obtain from the creditor or other counterparty a full and irrevocable release of the Seller Entity and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Guarantees.

5.8 Use of Names Following Closing.

(a) Purchaser and its Affiliates are not purchasing, acquiring or otherwise obtaining any right, title or interest in Seller Marks, except for the limited right to use such Seller Marks as expressly set forth in this Section 5.8. Neither Purchaser nor any of its Affiliates shall seek to use or register in any jurisdiction any Seller Marks, or any other Mark that is confusingly similar to a Seller Mark, or to contest the use, ownership, validity or enforceability of any Seller Mark.

(b) Except as otherwise provided in this Section 5.8, Purchaser and its Affiliates shall (i) cease and discontinue all uses of the Seller Marks immediately upon the Closing and (ii) not expressly, or by implication, do business as or represent themselves as or otherwise represent an association with Seller or an Affiliate of Seller.

(c) As promptly as practicable after the Closing Date, and in no event later than ninety (90) days after the Closing, Purchaser and its Affiliates shall destroy or exhaust all materials bearing the Seller Marks, including signage, advertising, promotional materials, packaging, inventory, electronic materials, collateral goods, business cards, website content, invoices, receipts, forms, product, training and service literature and materials and other materials (collectively, “Materials”) or shall alter any such Materials so as to remove the Seller Marks.

(d) Except as otherwise provided in this Section 5.8, Seller hereby grants Purchaser and its Affiliates, during such ninety (90)-day period after the Closing, a limited, nonexclusive, nontransferable, nonassignable, non-sublicensable right to use the Seller Marks on such Materials in connection with the Business in the same manner as such Seller Marks and Materials were used in connection with the Business immediately prior to the Closing.

(e) Purchaser, for itself and its Affiliates, agrees that (i) use of the Seller Marks during the period authorized by this Section 5.8 shall not be for any materials or services (including new marketing or advertising materials or product, training or service literature) produced, created or developed after the Closing and (ii) the Materials and all services offered in connection therewith shall be of a level of quality equal to or greater than the quality of materials and services with respect to which the Business used the Seller Marks immediately prior to the Closing.

(f) Any goodwill arising from the use of the Seller Marks as described in this Section 5.8 shall inure to the sole benefit of Seller and its Affiliates.

5.9 Insurance. Prior to the Closing, at the Purchaser Parties’ sole cost and expense (including any premium or rate increase), Seller shall cooperate with the Purchaser Parties in good faith to explore the option of Seller extending coverage under its existing Occupational Accident, Contingent General Liabilities and Automobile insurance policies to the Purchaser Parties for any Assumed Liabilities that arose prior to the Closing and are not covered by the R&W Insurance Policy. From and after the Closing Date, the Purchased Assets and the Assumed Liabilities, and the operations, Liabilities and assets of the Business, shall cease to be insured by Seller’s or its Subsidiaries’ insurance policies or by any of their self-insured programs, and neither Purchaser nor its Affiliates shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds or return premium) to cover the Purchased Assets, the Assumed Liabilities or the operations, Liabilities or assets of the Business. Seller and its Subsidiaries may amend any insurance policies in the manner they deem appropriate to give effect to this Section 5.9. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Purchased Assets, the Assumed Liabilities and the operations, Liabilities and assets of the Business. Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Purchased Assets, the Assumed Liabilities and the operations, Liabilities and assets of the Business, under or in respect of any past or current insurance policy under which Seller or any of its Affiliates is a named insured.

5.10 Further Assurances; Misallocated Assets; Misdirected Payments.

(a) From and after the Closing Date, each of the Parties shall, and shall cause their respective Affiliates to, promptly execute, acknowledge and deliver any additional documents, instruments or conveyances reasonably requested by a Party to further perfect or evidence the consummation of, or otherwise implement, the Transaction or the other transactions contemplated by this Agreement, or to aid in the preparation of any regulatory filings or financial statements; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and must not impose upon any Party any Liability, risk, obligation, loss, cost or expense not contemplated by this Agreement.

(b) Subject to Section 2.10, if, following the Closing, any right, property or asset that would constitute an Excluded Asset is found to have been transferred to Purchaser or its Affiliates in error, either directly or indirectly, Purchaser shall transfer, or shall cause its Affiliates to transfer, at no cost, such right, property or asset (and any related Liabilities) as soon as practicable to the Seller Entity indicated by Seller in writing. If, following the Closing, any right, property or asset that would constitute a Purchased Asset is found to have been retained by any Seller Entity in error, either directly or indirectly, Seller shall transfer, or shall cause the other Seller Entities to transfer, at no cost, such right, property or asset (and any related Liabilities) as soon as practicable to Purchaser or an Affiliate indicated by Purchaser in writing.

(c) After the Closing, if any payments due with respect to the Business are paid to any Seller Entity (including any payments from any customer under any Business Contracts), unless such payment is in respect of an Excluded Asset, Seller shall remit, or shall cause another Seller Entity to remit, by wire transfer, such payment to an account indicated by Purchaser in writing promptly after receipt thereof (for the avoidance of doubt, any and all accounts receivable of Seller or its Subsidiaries existing as of the Closing shall not be subject to this Section 5.10(c)). After the Closing, if any payments due with respect to the Excluded Assets, the Retained Liabilities or the Retained Business that are not included in the Purchased Assets are paid to Purchaser or any of its Affiliates (including any payments under any Shared Contracts or otherwise), Purchaser shall remit, or shall cause such Affiliate to remit, by wire transfer, such payment to an account indicated by Seller in writing promptly after receipt thereof.

5.11 Bulk Transfer Laws. The Parties hereby waive compliance with any applicable “bulk sale” or “bulk transfer” Laws or similar Laws in connection with the sale of the Purchased Assets.

5.12 Licenses and Support.

(a) Licenses to Purchaser. Effective as of the Closing and subject to the provisions of this Section 5.12, for the respective terms set forth in Section 5.12(f), Seller and its Subsidiaries hereby grant to Purchaser and its Affiliates a worldwide, irrevocable, nonexclusive, fully paid-up and royalty-free license:

(i) under the Seller Licensed Patents, to (A) develop, make, have made, import, use, offer to sell, sell (or otherwise dispose of) and make improvements to any of Purchaser’s or its Affiliates’ products and services and (B) practice any method, process or procedure claimed in any of the Seller Licensed Patents, in each case of clauses (A) and (B) in the Business Field or extensions or natural evolutions thereof;

(ii) under the Seller Licensed IP, to use, develop, reproduce, distribute, disclose, make, modify, improve, display and perform (publicly and otherwise, subject to any applicable confidentiality restrictions), create derivative works of and otherwise exploit in any manner any product, service or Technology; and

(iii) Under Seller’s Intellectual Property Right in the Licensed Libraries, to use, reproduce, and create derivative works of the Licensed Libraries for solely Purchaser’s own internal use associated with the Business but not to distribute such Licensed Libraries in source or object code form.    Notwithstanding anything to the contrary set forth herein, the license set forth in this Section 5.12(a)(iii) is and shall be the sole and only license granted to Purchaser with respect to the Licensed Libraries and the licenses granted in Sections 5.12(a)(i) and (ii) do not extend to the Licensed Libraries.

(b) Licenses to Seller. Effective as of the Closing and subject to the provisions of this Section 5.12, for the respective terms set forth in Section 5.12(f), Purchaser and its Affiliates hereby grant to Seller and its Affiliates a worldwide, irrevocable, nonexclusive, fully paid-up and royalty-free license:

(i) under the Purchaser Licensed Patents, to (A) develop, make, have made, import, use, offer to sell, sell (or otherwise dispose of) and make improvements to any of Seller’s or its Affiliates’ products and services and (B) practice any method, process or procedure claimed in any of the Purchaser Licensed Patents, in each case of clauses (A) and (B) in the Retained Field or extensions or natural evolutions thereof; and

(ii) under the Purchaser Licensed IP, to use, develop, reproduce, distribute, disclose, make, modify, improve, display and perform (publicly and otherwise, subject to any applicable confidentiality restrictions), create derivative works of and otherwise exploit in any manner any product, service or Technology.

(c) Transfer of Licenses. Except as provided in Section 5.12(g), the licenses granted to a Party under this Section 5.12 may not be assigned or transferred, in whole or in part, except that such licenses may be assigned or transferred, in whole or in part, to an Affiliate or in connection with the transfer or sale of any business or division (by means of a reorganization, asset sale, stock sale, merger or otherwise) of such licensed Party to which such licenses relate. For clarity, in the event Purchaser sells part of the Business or Seller sells part of the Retained Business, respectively, Purchaser or Seller, as the case may be, may retain the licenses granted under this Section 5.12 with respect to the retained portion of the Business or Retained Business, as the case may be, and assign the licenses granted under this Section 5.12 to the purchaser of a part of such business.

(d) Limitations.

(i) Except as expressly set forth otherwise in this Agreement (including with respect to representations and warranties made by Seller to Purchaser in Section 3.9 regarding the Transferred Intellectual Property), all rights and licenses granted by one Party to the other hereunder are granted “as is” and without any representation or warranty of any kind.

(ii) Except as expressly set forth otherwise in this Agreement, each Party reserves all rights and licenses to its Intellectual Property Rights, and no other licenses are granted under this Section 5.12 by implication, estoppel or otherwise.

(iii) Subject to Section 5.12(c), any rights or licenses granted under this Section 5.12 extend to each entity that is a Party’s Affiliate, but only for so long as such entity is an Affiliate, and accordingly the license to such entity shall terminate upon such entity ceasing to be an Affiliate of such Party.

(e) Licenses Irrevocable. Each Party acknowledges and agrees that, upon and following the Closing, the licenses granted by it, as the licensing Party, under this Section 5.12 are non-terminable and irrevocable, and that the licensing Party’s sole remedy after the Closing for breach by the other Party, as the licensed Party, hereunder will be for such licensing Party to bring a claim to recover damages and to seek appropriate equitable relief but not termination of the licenses granted by it as the licensing Party hereunder.

(f) License Term. All licenses granted under this Section 5.12 with respect to each Patent will expire upon the expiration of the term of such Patent. All licenses granted under this Section 5.12 with respect to each Copyright will expire upon the expiration of the term of such Copyright; provided that notwithstanding the foregoing, the term of the license granted under Section 5.12(a)(iii) as it relates to the A-Libraries is perpetual and with respect to the B-Libraries is one (1) year from the Closing. All other licenses granted under this Section 5.12 are perpetual.

(g) Sublicensing. Each Party (and its Affiliates), as a licensee under the licenses set forth in Section 5.12(a) and Section 5.12(b), respectively (such Party (and its Affiliates) in such capacity, a “Licensee”), may sublicense the license and rights granted to it by the other Party and its Affiliates (such Party (and its Affiliates) in such capacity, a “Licensor”) under Section 5.12(a)(ii) or Section 5.12(b)(ii), respectively, freely to a third party in connection with the operation of the Licensee’s business in the ordinary course, including in connection with the manufacture, sale or provision of its products or services (in each case, within the scope of the applicable license granted to the Licensee under Section 5.12(a)(ii) or Section 5.12(b)(ii), respectively). The Licensee shall treat any material Trade Secrets or confidential information that embodies, or is, Purchaser Licensed IP or Seller Licensed IP, as the case may be, licensed to the Licensee in the same manner, and with the same degree of care, that the Licensee treats its own like confidential information and Trade Secrets, but in no event with less than reasonable care, and the Licensee shall not disclose such Trade Secrets or confidential information licensed to it hereunder to a third party, except in connection with the disclosure of such Licensee’s own confidential information or Trade Secrets of at least comparable importance and value and on the same terms. The licenses set forth in Section 5.12(a)(i) and Section 5.12(b)(i) are not sublicenseable by the applicable Licensee.

(h) Bankruptcy Rights. All rights and licenses granted to a Licensee hereunder are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of “intellectual property rights” within the scope of Section 101 of the Bankruptcy Code. The Licensor acknowledges that the Licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each Licensor irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Licensor from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of the licenses granted by this Section 5.12(h) in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

(i) Residuals. The term “Residuals” means confidential information in non-tangible form, including ideas, concepts, techniques and know-how contained therein, that may be retained in the unaided minds of either Business Employees or employees of the Retained Business, as applicable, who have had rightful access to such confidential information. Purchaser and its Affiliates may use the Residuals of Business Employees for any purpose, and Seller and its Subsidiaries may use the Residuals of employees of the Retained Business for any purpose.

(j) Enforcement. The Licensor has the sole right, but not the obligation, to bring any suit, action or other proceeding against any alleged infringer of any rights licensed by Licensor under this Section 5.12. If the Licensor, in its sole discretion, undertakes the enforcement or defense of any Seller Licensed Patent or Purchaser Licensed Patent, as applicable, (i) any recovery, damages, or settlement derived from such suit, action or other proceeding will be retained in its entirety by the Licensor and (ii) the Licensor may settle any such suit, action or other proceeding without the consent of the Licensee.

5.13 R&W Insurance Policy.

(a) Prior to or concurrently with the execution of this Agreement, the Purchaser shall pay, or cause to be paid, the nonrefundable down payment of premium and the underwriting fee of $35,000 to VALE Insurance Partners, LLC (the “R&W Insurer”) to bind and incept coverage under a representations and warranties insurance policy substantially in the form attached hereto as Annex A (the “R&W Insurance Policy”). Purchaser shall pay the R&W Insurer the remainder of the premium and all other costs required for issuance of the R&W Insurance Policy at the Closing.

(b) At or promptly following the Closing, or with respect to amounts paid by Purchaser following the Closing, promptly following Seller’s receipt of notice from Purchaser that such amounts have actually been paid, Seller shall reimburse Purchaser for the lesser of $1,000,000 and 50% of the cost of the premium for the R&W Insurance Policy actually paid under the terms of the R&W Insurance Policy by Purchaser with respect thereto, inclusive of the premium, any applicable broker’s fees and Taxes.

(c) On or prior to the Closing, Purchaser shall execute and cause to be executed and delivered all documents attached to the R&W Insurance Policy or as otherwise may be required by the R&W Insurer in connection with (i) binding coverage under the terms of the R&W Insurance Policy on the date hereof and (ii) issuing the final R&W Insurance Policy. Purchaser shall cause the R&W Insurance Policy to include a provision whereby, except in the case of actual fraud by Seller or the Seller Entities with respect to the representations and warranties of Seller contained in this Agreement, the R&W Insurer expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any subrogation rights against Seller or any of its Affiliates, or any former shareholders, managers, members, directors, officers, employees, agents and representatives of any of the foregoing with respect to any claim made by any insured thereunder and such Persons shall be express third-party beneficiaries of such provision.

(d) Purchaser shall not waive, amend, modify or otherwise revise this subrogation provision under the R&W Insurance Policy, or allow such provision to be waived, amended, modified or otherwise revised by any other Person, in each case, without Seller’s prior written consent, which Seller may grant or withhold in its sole discretion. In addition, Purchaser shall not waive, amend, modify or otherwise revise any provision of the R&W Insurance Policy with respect to any amounts payable thereunder or any retention thereunder or that would increase the amount Purchaser would be required to pay to Seller pursuant to this Section 5.13, in each case without Seller’s prior written consent, which Seller may grant or withhold in its sole discretion.

5.14 Non-Solicitation of Employees. Seller agrees that from and after the Closing Date until the first anniversary of the Closing Date, it shall direct its internal recruiting function not to solicit for employment or request or induce any Transferred Business Employee to terminate his or her employment with the Purchaser Parties or any of their respective current or future

Subsidiaries; provided, however, that the foregoing shall not apply (a) to solicitations made by job opportunity advertisements or headhunter searches not targeting the Business Employees, (b) with respect to any employee who has been terminated (except to the extent set forth in clause (c) below) by the Purchaser Parties or any of their respective current or future Subsidiaries (or has voluntarily left his or her employment) more than six (6) months prior to such solicitation or hiring, or (c) with respect to any employee who has been terminated by the Purchaser Parties for non-performance reasons (or who has voluntarily left his or her employer for “good reason” or a similar concept under any such employee’s employment agreement or applicable Law) after the Closing.

5.15 Delivery of Financial Statements. Seller shall use its reasonable best efforts to deliver to the Purchaser Parties the Business Financial Statements.

5.16 Financial Statement Cooperation Following Closing.

(a) Following the Closing, at the Purchaser Parties’ sole cost and expense (including documented salary and wages for any time of Seller’s employees (not to exceed such salary and wages plus a 10% markup) and third party expenses) and at the reasonable request of Parent, Seller shall assist the Purchaser Parties and their independent accounting firm(s), as applicable, (and shall instruct its own independent accounting firm to provide assistance) with the preparation (and auditor review) of any audited or unaudited (but auditor reviewed) financial statements of the Business that Parent may reasonably request covering one or more periods prior to the Closing, including, without limitation, (a) audited financial statements for the Business as of and for the twelve (12)-month period ended December 31, 2019, (b) audited financial statements of the Business with respect to the period from January 1, 2019 through the Closing Date, and (c) unaudited (and audited if reasonably requested by Parent) interim period financial statements of the Business for the nine-month period ended September 30, 2019.

(b) From and after the Closing, Seller shall, and shall cause its Affiliates to, afford Parent and its Representatives reasonable access, during normal business hours, upon reasonable notice, consistent with applicable Law and in accordance with the reasonable procedures established by Seller, to the books and records (including, subject to the execution of customary non-reliance letters, audit work papers), personnel and external tax and accounting advisors of Seller and its Affiliates to the extent that such access may be reasonably requested by Parent, including in connection with the preparation of financial statements, reporting obligations of Parent or other obligations pursuant to applicable Laws; provided, however, that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject or contravene any applicable Law in discharging their obligations pursuant to this Section 5.16(b); and (ii) neither Seller nor any of its Affiliates shall be required to provide such access or information as would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection (provided that Seller and its Affiliates shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection).

5.17 Release of Liens. At or in connection with the Closing, Seller shall, or shall cause its applicable Subsidiaries to, take all actions required to facilitate the release of any Liens (other than Permitted Liens), if any, on any Purchased Asset securing any secured Indebtedness of Seller or any of its Subsidiaries.

5.18 Transition Services. From the date of this Agreement through the Closing Date, Seller and the Purchaser Parties shall cooperate in good faith in planning a transition and migration of the Business to the Purchaser Parties following the Closing pursuant to the Transition Services Agreement, including the preparation of Schedule A to the Transition Services Agreement (which sets forth the Services (as defined in the Transition Services Agreement)) within sixty (60) days after the date of this Agreement (but, for the avoidance of doubt, prior to or at the Closing) in a form mutually acceptable to the Purchaser Parties and Seller and consistent in all material respects with the outline of Schedule A prepared by the Purchaser Parties and Seller prior to the date hereof.

5.19 Commercial Agreements. Prior to the Closing, Seller and the Purchaser Parties shall (a) negotiate in good faith regarding the terms and conditions of a Pay with Cash Agreement, Payment Processing Agreement and Payout Services Agreement, in each case applicable to the Business, and (b) enter into a Pay with Cash Agreement, Payment Processing Agreement and Payout Services Agreement prior to the Closing Date, in each case in the event that the Purchaser Parties and Seller mutually agree on the terms and conditions of such agreements, as applicable, prior to the Closing. The Purchaser Parties acknowledge and agree that the Payment Processing Agreement and the Payout Services Agreement shall provide for certain payment processing and payout services, respectively, to be provided by Seller or its Affiliates.

5.20 Parent Guarantee. Parent shall cause Purchaser to perform and discharge all the obligations, covenants and agreements of Purchaser to Seller under this Agreement and the Transaction Documents, including with respect to the consummation of the transactions contemplated hereby and the payment of the consideration therefor. Parent unconditionally and irrevocably guarantees to Seller the full and complete performance by Purchaser of such obligations, covenants and agreement and shall be liable for any breach by Purchaser of any such obligation, covenant or agreement.

5.21 Co-Sale Agreement. As of immediately prior to the Closing, substantially concurrent with the delivery by Seller of a counterpart to the Co-Sale Agreement pursuant to Section 2.8(b)(v), Parent shall accept and consent to Seller becoming a party to the Co-Sale Agreement pursuant to Section 15 therein.

ARTICLE VI

CERTAIN TAX MATTERS

6.1 Allocation. Seller and the Purchaser Parties agree that the Aggregate Consideration shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code. Seller and the Purchaser Parties agree to negotiate in good faith on such allocation (the “Allocation”). If the Parties are unable to agree on the Allocation within thirty (30) days after the Closing, the Parties shall refer such dispute to the independent accounting firm. Each Party shall bear and pay one half of the fees and other costs charged by the independent accounting firm. The independent accounting firm shall be instructed to resolve any dispute within forty-five (45) days after its engagement and its resolution shall be conclusive and binding upon Seller and the Purchaser Parties. The Parties agree not to take a position inconsistent with the Allocation on any Tax Return, in any Tax proceeding or otherwise.

6.2 Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any applicable analogous provision of state, local or non-U.S. Law), the Parties agree (and agree to cause their respective Affiliates) to treat any and all payments under Article IX as an adjustment to the consideration for Tax purposes.

6.3 Cooperation and Exchange of Information. Each Party shall, and shall cause its Affiliates to, cooperate and (at the expense of the requesting Party to the extent that any out-of-pocket expenses or costs are incurred) provide to the other Party and its Affiliates such documentation, information, and assistance as may reasonably be requested in connection with (i) the preparation of any Tax Return relating to the Business, the Purchased Assets or the Assumed Liabilities or (ii) the conduct of any Tax Proceeding relating to the Business, the Purchased Assets or the Assumed Liabilities. Notwithstanding anything herein to the contrary, in no event shall Seller or any of its Affiliates be required to provide any Person with a copy of all or any portion of its Tax Returns or related work papers.

6.4 Transfer Taxes.

(a) Any sales, use, transfer (including real estate transfer), documentary, stamp, value added, goods and services or similar Taxes and fees imposed on or payable in connection with the transfer of the Purchased Assets, the Assumed Liabilities and the Business contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. The Parties shall use reasonable best efforts to minimize Transfer Taxes to the extent legally permissible.

(b) The Party responsible under applicable Law for filing the Tax Returns with respect to any Transfer Taxes shall prepare and timely file such Tax Returns (and each of Seller and the Purchaser Parties shall provide timely payment therefor, if any payment is due) and promptly provide a copy of such Tax Return to the other Party. Seller and Purchaser shall, and shall cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(c) The Parties agree to use reasonable best efforts to effectuate the transfer of the Business Proprietary Software without the use of any “tangible personal property” (within the meaning of section 58.1-602 of the Code of Virginia and/or California Revenue and Taxation Code section 6012(c)(10) and section 6016, as applicable). The Parties intend for (i) this Agreement to be a “technology transfer agreement” as defined in California Revenue and Taxation Code section 6012(c)(10) and California Sale and Use Tax Regulations 1507 and (ii) the Business Proprietary Software transferred pursuant to this Agreement to constitute “intangible personal property” (within the meaning of the California Revenue and Taxation Code section 6012(c)(10)), in each case, to the extent permitted by applicable law. The Parties agree to use reasonable best efforts to prepare and provide each other with such written documentation as may be necessary to comply with the requirements for exempting the transfer of the Business Proprietary Software from any retail sales and use Tax imposed under Chapter 6 of Title 58.1 of the Code of Virginia and/or under Division 2, Part 1 of the California Revenue and Taxation Code to the extent such exemption is available to the Parties under applicable law.

6.5 Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, Property Taxes allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period. With respect to any Property Taxes imposed with respect to the Purchased Assets for a Post-Closing Period, to the extent such Property Taxes were paid by any of the Seller Entities or any of their respective Affiliates, Purchaser shall pay to Seller such Property Taxes no later than ten (10) Business Days following receipt of written notice from Seller.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and the Purchaser Parties to effect the Closing are subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a) Antitrust Approvals. Any waiting period applicable to the Transaction under the HSR Act shall have expired or been terminated.

(b) No Injunctions or Restraints. No Judgment shall have been entered and remain in effect which prevents the consummation of the Transaction.

7.2 Conditions to Obligations of the Purchaser Parties to Close. The obligation of the Purchaser Parties to effect the Closing is subject to the satisfaction (or waiver by the Purchaser Parties) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The Fundamental Seller Representations and the representations and warranties of Seller set forth in Section 3.6 (Business Financial Information) (disregarding any Business Material Adverse Effect, “material,” “in all material respects” or similar materiality qualifications) shall have been true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except that representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (ii) the representations and warranties of Seller contained in Article III (other than representations and warranties of Seller referred to in clause (i) above) (disregarding any Business Material Adverse Effect, “material,” “in all material respects” or similar materiality qualifications) shall have been true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except that representations and warranties that are made as of a specific date shall be tested only on and as of such date), except in the cause of this clause (ii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Business Material Adverse Effect.

(b) Performance of Obligations of Seller. The covenants and agreements of Seller to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Purchaser Parties shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Business Financial Statements. The Purchaser Parties shall have received the Business Financial Statements.

(e) Employment. With respect to the Business Employees who have received offers of employment pursuant to Section 5.6(b), (i) one hundred percent (100%) of those Business Employees identified on Section 7.2(e)(i) of the Seller Disclosure Schedules, and (ii) at least eighty percent (80%) of the Business Employees identified on Section 7.2(e)(ii) of the Seller Disclosure Schedules, in each case, shall have accepted (and not subsequently revoked or otherwise resigned, terminated or provided notice of resignation or termination of such acceptance) such offers of employment with Parent or its Affiliates, but excluding for such purpose those Business Employees whose employment with Seller is terminated prior to the Closing as a result of death or disability and those Business Employees who are on long-term disability or other authorized long-term leave of absence as of the Closing; provided that, in the event Parent or Purchaser willfully breaches any of its obligations under Section 5.6, the conditions set forth in this Section 7.2(e) shall be deemed satisfied solely with respect to the Business Employee(s) to whom such breach related.

(f) No Business Material Adverse Effect. Since March 31, 2019, there shall not have occurred any Business Material Adverse Effect.

7.3 Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The Fundamental Purchaser Parties Representations (disregarding any Purchaser Parties Material Adverse Effect, “material,” “in all material respects” or similar materiality qualifications) shall have been true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except that representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (ii) the representations and warranties of Purchaser contained in Article IV (other than representations and warranties of Purchaser referred to in clause (i) above) (disregarding any Purchaser Parties Material Adverse Effect, “material,” “in all material respects” or similar materiality qualifications) shall have been true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except that representations and warranties that are made as of specific date shall be tested only on and as of such date), except in the case of this clause (ii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Purchaser Parties Material Adverse Effect.

(b) Performance of Obligations of Purchaser. The covenants and agreements of the Purchaser Parties to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of the Purchaser Parties by an executive officer of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) No Purchaser Parties Material Adverse Effect. Since March 31, 2019, there shall not have occurred any Purchaser Parties Material Adverse Effect.

ARTICLE VIII

TERMINATION; EFFECT OF TERMINATION

8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and the Purchaser Parties;

(b) by Seller, if the Purchaser Parties shall have breached any of their representations and warranties contained in Article IV or the Purchaser Parties shall have breached any of their covenants or other agreements contained in this Agreement, and such breach (x) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Seller has notified the Purchaser Parties of such failure or breach and (ii) three (3) Business Days before the Outside Date; provided that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(c) by the Purchaser Parties, if Seller shall have breached any of its representations and warranties contained in Article III or Seller shall have breached any of its covenants or other agreements contained in this Agreement, and such breach (x) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) has not been cured by the earlier of (i) the date that is thirty (30) days after the date that the Purchaser Parties have notified Seller of such failure or breach and (ii) three (3) Business Days before the Outside Date; provided that the Purchaser Parties are not then in breach of any of their representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(d) by Seller or by the Purchaser Parties, subject to Section 10.6, if the Closing shall not have occurred on or prior to March 2, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose failure to perform any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Purchaser Parties in the event that the Purchaser Parties have breached their obligations to reimburse Seller’s expenses pursuant to Section 10.11(b);

(e) by Seller or by the Purchaser Parties, if a Judgment preventing the consummation of the Transaction shall have become final and nonappealable; or

(f) by the Purchaser Parties, prior to December 15, 2019, if Seller has not delivered to the Purchaser Parties the Business Financial Statements as contemplated by clause (B) of the definition thereof on or prior to November 30, 2019.

8.2 Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except that Section 5.3(a), Section 5.5, this Section 8.2, Section 8.3 and Article X shall survive the termination of this Agreement; provided that nothing in this Section 8.2 shall be deemed to release any Party from any Liability for fraud by a Party or willful and material breach by such Party of the terms and provisions of this Agreement occurring prior to such termination.

8.3 Notice of Termination. In the event of termination by Seller or the Purchaser Parties pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement.

8.4 Parent Termination Fee. If this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(e) (but, in the case of Section 8.1(e), solely if the Judgment preventing the consummation of the Transaction relates to Antitrust Laws) and at the time of termination all of the conditions to the Purchaser Parties’ obligation to effect the Closing under Article VII have been satisfied other than (a) the condition set forth in Section 7.1(a), (b) the condition set forth in Section 7.1(b) (but in the case of this clause (b), solely related to Antitrust Laws) or (c) those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are capable of being satisfied) (a “Regulatory Termination”), then no later than two (2) Business Days after the date of such Regulatory Termination, Parent shall pay to Seller, by wire transfer of immediately available funds (to an account designated in writing by Seller), the liquidated amount of $15,000,000 in compensation for the fees and expenses incurred by Seller on or prior to the date of such Regulatory Termination in connection with the Transaction (the “Parent Termination Fee”). Other than Parent’s obligations, if applicable, to pay any fees, expenses or other costs contemplated by Section 10.11(b), payment of the Parent Termination Fee pursuant to this Section 8.4 shall be deemed to be liquidated damages for any and all Losses suffered or incurred by Seller, the Seller Entities and any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transaction (and the abandonment thereof) or any matter forming the basis for such termination, and none of Seller, the Seller Entities or any of their respective Affiliates shall be entitled to bring or maintain any Proceeding against the Purchaser Parties or any of their Affiliates arising out of or in connection with this Agreement, the Transaction or any matters forming the basis for such termination, other than with respect to claims for, arising out of or in connection with fraud or a willful breach of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival.

(a) The representations and warranties of Seller contained in Article III (other than the Fundamental Seller Representations) shall survive until the date that is twelve (12) months after the Closing Date, unless on or prior to such date a claim for indemnification, in accordance with the notice requirements under Section 9.4, is made with respect to any such representation or warranty, in which case such representation or warranty shall survive until, but only for the purposes of, the resolution of such claim. The Fundamental Seller Representations shall survive until the date that is six (6) years after the Closing Date, unless, in each case, on or prior to such date a claim for indemnification, in accordance with the notice requirements under Section 9.4, is made with respect to any such representation or warranty, in which case such representation or warranty shall survive until, but only for the purposes of, the resolution of such claim.

(b) The representations and warranties of the Purchaser Parties contained in Article IV (other than the Fundamental Purchaser Parties Representations), and all rights to bring claims in respect thereof, shall survive until the date that is twelve (12) months after the Closing Date (whereupon all rights to bring claims in respect thereof shall terminate and expire), unless on or prior to such date a claim is made with respect to any such representation or warranty, in which case such representation or warranty (and the right to pursue and maintain such claim) shall survive until, but only for the purposes of, the resolution of such claim. The Fundamental Purchaser Parties Representations, and all rights to bring claims in respect thereof, shall survive until the date that is six (6) years after the Closing Date (whereupon all rights to bring claims in respect thereof shall terminate and expire), unless on or prior to such date a claim with respect to any such representation or warranty is made with respect to any such representation or warranty, in which case such representation or warranty (and the right to pursue and maintain such claim) shall survive until, but only for the purposes of, the resolution of such claim.

(c) The covenants and agreements contained herein that are to be performed at or prior to the Closing shall survive the Closing until the date that is twelve (12) months after the Closing Date (and at such time they shall terminate) (it being understood, for the avoidance of doubt, that any performance or compliance obligations with respect to such covenants and agreements shall terminate at or prior to the Closing in accordance with their terms). Any covenant or agreement to be performed after the Closing shall survive the Closing in accordance with its terms until performed to the extent such covenant or agreement is to be performed after the Closing. The foregoing is not intended to limit the survival periods contained in the R&W Insurance Policy or any rights or remedies of Seller with respect to the Purchaser Parties’ representations or warranties.

9.2 Indemnification by Seller.

(a) Subject to the provisions of this Article IX, effective as of and after the Closing, Seller shall indemnify and hold harmless Parent, Purchaser and their Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses (for the avoidance of doubt, subject to the limitations in Section 9.2(b)) incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or resulting from:

(i) any breach of any representation and warranty of Seller contained in Article III as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, as of such specified date), or any inaccuracy in the Officers Certificate delivered pursuant to Section 7.2(c), without giving effect to any “material adverse effect,” materiality or similar qualifications contained therein;

(ii) any breach or nonperformance of any covenants or agreements of Seller in this Agreement;

(iii) the matters set forth on Section 9.2 of the Seller Disclosure Schedules (each a “Special Indemnity Matter”); or

(iv) any Retained Liabilities.

(b) The obligation of Seller to indemnify the Purchaser Indemnified Parties for Losses pursuant to Section 9.2(a) is subject to the following limitations:

(i) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 9.2(a)(i) (other than with respect to Fundamental Seller Representations, the liability for which is limited by Section 9.2(b)(ii), or with respect to Losses indemnifiable pursuant to Section 9.2(a)(i) but not covered by the R&W Insurance Policy, the liability for which is limited by Section 9.2(b)(iii), or with respect to fraud) exceed an amount equal to $2,050,000 (the “General Indemnity Cap”) (for the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, to the extent any Losses are or would, but for the policy limits of the R&W Insurance Policy, be covered by the R&W Insurance Policy, any such Losses shall be subject to the General Indemnity Cap);

(ii) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Purchaser Indemnified Parties for (x) any breach of any Fundamental Seller Representations pursuant to Section 9.2(a)(i) (other than with respect to fraud) or (y) any breach or nonperformance of any covenants or agreements of Seller in this Agreement pursuant to Section 9.2(a)(ii), in each case exceed an amount equal to the Aggregate Consideration actually received; and

(iii) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 9.2(a)(i) (other than with respect to Fundamental Seller Representations, the liability for which is limited by Section 9.2(b)(ii)) or Section 9.2(a)(iii), in each case to the extent excluded from coverage under the R&W Insurance Policy, exceed $23,000,000 (the “Special Indemnity Cap”) (for the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, to the extent any Losses are or would, but for the policy limits of the R&W Insurance Policy, be covered by the R&W Insurance Policy, any such Losses shall be subject to the General Indemnity Cap).

(c) In addition to the limitations on Seller’s indemnification obligations set forth in Section 9.2(b),

(i) Seller shall not be required to provide indemnification to any Purchaser Indemnified Party pursuant to Section 9.2(a)(i) unless the aggregate amount of Losses incurred by the Purchaser Indemnified Parties in respect of any claim against Purchaser for indemnification under Section 9.2(a)(i) exceeds $2,050,000 (the “Deductible”), and then the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 9.2(a) for only the amount in excess of the Deductible;

(ii) in no event shall Seller be obligated to indemnify the Purchaser Indemnified Parties for any single claim or aggregated claims arising out of substantially the same events or circumstances pursuant to Section 9.2(a)(i) unless the amount of such claim or aggregated claims arising out of substantially the same events or circumstances exceeds $50,000 (the “De Minimis Amount”) (and the amount of Losses with respect to such claims that do not exceed the De Minimis Amount shall not be aggregated for purposes of this Section 9.2(c)(ii)); and

(iii) in the event Losses indemnifiable by Seller pursuant to Section 9.2(a) exceed the General Indemnity Cap (subject to, for the avoidance of doubt, the Deductible), the Purchaser Indemnified Parties’ sole and exclusive source of recovery for any indemnification by Seller pursuant to Section 9.2(a)(i) shall be the R&W Insurance Policy.

(d) With respect to any applicable indemnification obligation of Seller, Seller shall have the option to make an indemnification payment in satisfaction of such obligation in the form of a combination of cash and Parent Shares, which shall be valued at the Parent Share Value, provided that the proportion of such indemnification payment made in the form of Parent Shares shall not exceed the proportion of the Aggregate Share Consideration relative to the Aggregate Consideration.

9.3 Indemnification by the Purchaser Parties. Subject to the provisions of this Article IX, effective as of and after the Closing, the Purchaser Parties shall indemnify, defend and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from (a) any Assumed Liabilities or (b) any breach of any covenant or agreement by the Purchaser Parties contained in this Agreement. The foregoing is not intended to limit any rights or remedies of Seller with respect to any breaches of the Purchaser Parties’ representations or warranties. Other than Losses arising out of fraud, Seller hereby acknowledges and agrees, for and on behalf of itself and its Subsidiaries and Affiliates (the “Seller Parties”), that the aggregate liability of Purchaser and its Subsidiaries and Affiliates for any and all Losses suffered or incurred by the Seller Parties (or any of them) as a direct or indirect result of, or directly or indirectly arising out of, any breach of or inaccuracies in Purchaser’s representations and warranties in this Agreement will be an amount equal to $100,000,000.

9.4 Procedures.

(a) The Purchaser Parties shall promptly notify Seller in writing upon becoming aware of a claim or a possible claim in respect of which a Purchaser Indemnified Party may seek indemnity pursuant to this Agreement (including a claim or possible claim by a third party against a Purchaser Indemnified Party, such claim or possible claim by a third party being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances then known by the Purchaser Indemnified Party with respect to the subject matter of such claim or demand and, if known, the Losses that are expected to be (or reasonably could be) incurred or suffered as a result thereof; provided that the failure to provide such notice shall not release Seller from any of its obligations under this Article IX, except to the extent that Seller suffers actual loss or prejudice as a result of such failure or delay.

(b) Except as provided in Section 9.4(d), in the event that a Purchaser Party notifies Seller of a potential indemnification claim pursuant to Section 9.4(a) in respect of a Third-Party Claim, Seller shall have the right, at its election, to participate in (but not control or otherwise direct) the defense of such Third-Party Claim with its own counsel and at its own cost and expense. For the avoidance of doubt, Parent shall have the sole, absolute and exclusive right to control and direct the defense of all Third-Party Claims in its sole and absolute discretion, and shall have the sole, absolute and exclusive right to enter into settlement or compromise, or consent to the entry of any Judgment with respect to, all Third-Party Claims without the consent of Seller; provided that Parent shall not settle or compromise any indemnifiable Third-Party Claim (notwithstanding whether the aggregate Losses at such time have reached or exceeded the Special Indemnity Cap) without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) if the terms or such settlement or compromise would adversely affect Seller’s reputation or its business or operations, contemplate an admission of wrongdoing by Seller or would be binding on Seller’s business and operations.

(c) Subject to the Special Indemnity Cap, Seller shall not contest, and shall promptly pay, any indemnification claim by a Purchaser Indemnified Party for documented attorneys’ fees and expenses actually incurred in respect of any individual Special Indemnity Matter if and to the extent that such fees do not exceed $1,000,000 in the aggregate. For the avoidance of doubt, (i) any attorneys’ fees and expenses payable in connection with the foregoing shall count towards the Special Indemnity Cap and (ii) shall not limit or otherwise restrict the rights of the Purchaser Indemnified Parties to receive indemnification for attorneys’ fees and expenses in excess of $1,000,000, subject to the Special Indemnity Cap and the indemnification provisions of this Article IX.

(d) Notwithstanding anything to the contrary in this Agreement (including Section 9.4(b)), Seller shall have the exclusive right to control in all respects, and neither the Purchaser Parties nor any of their Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of Seller or any of its Affiliates or (ii) any other Taxes for which Seller is responsible pursuant to this Agreement.

9.5 Limitation on Liability.

(a) Procurement of R&W Insurance Policy. The Purchaser Parties acknowledge that the procurement of the R&W Insurance Policy was a material inducement to Seller to enter into this Agreement. To the extent the Purchaser Indemnified Parties incur Losses that are indemnifiable pursuant to Section 9.2(a)(i) and that fall within the scope and limits of the coverage provided by the R&W Insurance Policy (in the event such Losses exceed the General Indemnity Cap), the Purchaser Indemnified Parties shall exclusively look to payment by the R&W Insurance Policy; provided that, to the extent the Purchaser Indemnified Parties incur Losses that are indemnifiable pursuant to Section 9.2(a)(i) due to any breach of any Fundamental Seller Representations, subject to the limitations set forth herein, Seller shall remain responsible for all Losses incurred by the Purchaser Indemnified Parties up to the amount of the Aggregate Consideration actually received by Seller, to the extent the Losses associated with such claim have exceeded the policy limits of the R&W Insurance Policy, after the Purchaser Parties have used their reasonable best efforts to exercise all rights and remedies and diligently pursue recovery for such Losses under the R&W Insurance Policy.

(b) Right to Remedy. No claim may be made in respect of any Loss by any Indemnified Party to the extent that such Loss is reasonably capable of remedy by the Indemnifying Party unless the Indemnified Party shall first have provided the Indemnifying Party with a notice of the Loss in accordance with Section 9.4 and the Indemnified Party shall have failed to remedy such breach within a reasonable period and in any event not later than thirty (30) days after the date of such notice.

(c) Limitation of Damages. NEITHER THE PURCHASER PARTIES NOR SELLER SHALL BE LIABLE FOR PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT; PROVIDED, THAT THE FOREGOING SHALL NOT LIMIT A PERSON’S ABILITY TO RECOVER ANY SUCH LOSSES ACTUALLY PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM; PROVIDED, FURTHER, THAT SELLER SHALL NOT BE LIABLE FOR CONSEQUENTIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OTHER THAN (I) LOSSES THAT ARE ACTUALLY PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM OR (II) LOSSES THAT ARE INDEMNIFIABLE PURSUANT TO SECTION 9.2(a)(i) OR SECTION 9.2(a)(iii), IN THE CASE OF EACH OF THE FOREGOING CLAUSES (I) AND (II), SUBJECT TO THE LIMITATIONS SET FORTH IN THIS ARTICLE IX, INCLUDING THE SPECIAL INDEMNITY CAP. No Indemnified Party shall have any right to assert any claim against any Indemnifying Party with respect to any Loss, cause of action or other claim to the extent such alleged Loss is a possible or potential Loss, cause of action or claim the Indemnified Party believes may be asserted rather than an actual Loss, cause of action or claim that has, in fact, been filed of record against such Indemnified Party or paid or incurred by such Indemnified Party.

(d) Exclusive Remedy. Except as set forth in Section 10.6 and Section 10.11, following the Closing, the remedies provided in this Article IX shall be the sole recourse of Seller and the Purchaser Parties for all Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise) based upon, arising from or relating to any breach by the

Purchaser Parties or Seller, as applicable, of any covenant or agreement contained in this Agreement or the transactions contemplated hereby or any breach by the Seller of any representation or warranty contained in this Agreement; provided that nothing herein shall relieve or release Seller or the Purchaser Parties from any liability to the Purchaser Parties or Seller, as applicable, for fraud. Without limiting the generality of the foregoing, each Party hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.

(e) Calculation of Losses. The amount of any claims for Losses subject to indemnification by Seller under this Article IX shall be calculated net of any amounts recovered by Purchaser or its Affiliates under any third party, representation and warranty or other indemnity provisions and insurance policies, including the R&W Insurance Policy (but taking into account any deductible or retention).

(f) Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim pursuant this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party or, where such assignment is not permitted, use reasonable best efforts to recover in respect such claim on behalf of the Indemnifying Party. The Parties shall cooperate with each other in any notifications to insurers, including the R&W Insurer, in respect of any claim by a Third Party. Without limiting the other rights of Seller hereunder, to the extent such participation is expressly required by the R&W Insurance Policy, the R&W Insurer shall be entitled to participate in (but not control), at its sole cost and expense, any Third-Party Claim covered by the R&W Insurance Policy. The Purchaser Parties agree that the R&W Insurance Policy will expressly exclude any right of subrogation against Seller and its Affiliates and their respective related parties other than with respect to or in the event of fraud.

ARTICLE X

GENERAL PROVISIONS

10.1 Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and Purchaser Parties Disclosure Schedules, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.

10.2 Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, the Purchaser Parties, effective immediately prior to (but conditional upon) the Closing and with notice to Seller at least five (5) Business Days prior to the Closing Date, may assign all or any portion of their rights under this Agreement, or delegate all or any portion of their obligations under this Agreement, in each case with reference to all or any portion of the Purchased Assets or the Assumed Liabilities, to a wholly owned Subsidiary of Parent without Seller’s consent (for so long as it’s a Subsidiary of Parent) and (y) may grant a security interest and/or a collateral assignment to its lenders of its respective rights and benefits arising under this Agreement; provided, that no such assignment or delegation or grant of a security interest will release the Purchaser Parties from any of their Liabilities or obligations hereunder; provided, further, that no assignment or delegation or grant of a security interest shall (i) release, limit or otherwise affect the Purchaser Parties’ obligations hereunder and the Purchaser Parties shall remain liable therefor or (ii) subject any of the Seller Entities to any Tax liability (including any withholding Tax). Any attempted assignment in violation of this Section 10.2 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

10.3 Amendments and Waivers. This Agreement may not be amended, except by an instrument in writing signed by each of the Parties. By an instrument in writing, the Purchaser Parties, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

10.4 No Third-Party Beneficiaries. Except with respect to (a) the Purchaser Indemnified Parties and the Seller Indemnified Parties solely with respect to Article IX or (b) Affiliates of the Parties, to the extent the provisions of this Agreement are expressly for the benefit of such Affiliates, each Party hereby agrees that its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Each of the Persons described in clauses (a) and (b) of the immediately preceding sentence is and shall be an express third-party beneficiary with respect to the applicable Section(s) or Article(s) specified in clauses (a) and (b) of the immediately preceding sentence, and may enforce this Agreement with respect to such Section(s) or Article(s).

10.5 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

if to Purchaser or Parent, to:

DoorDash, Inc.

901 Market Street

San Francisco, CA 94103

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

if to Seller, to:

Square, Inc.

1455 Market Street

Suite 600

San Francisco, California 94103

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

10.6 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction or relief.

10.7 Governing Law and Jurisdiction. This Agreement is for the benefit of the Parties and shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties irrevocably and unconditionally (a) submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (and, in the case of appeals, appropriate appellate courts therefrom) in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding or arbitration relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (x) is brought in an inconvenient forum, (y) should be transferred or removed to any court other than one of the above-named courts, (z) should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts or (ii) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party hereto agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 10.5.

10.8 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.8. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

10.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, electronic mail or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.

10.11 Expenses.

(a) Except as otherwise provided herein, whether or not the Closing takes place, and except as set forth otherwise in this Agreement, including Section 2.10(b), Section 5.13, Section 6.3 and Section 6.4, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the Party incurring such expense.

(b) The reasonable and documented fees, expenses and any other costs incurred by Seller and its Subsidiaries after the date hereof in connection with the preparation of the Business Financial Statements shall be promptly reimbursed by Purchaser or Parent (including the reasonable and documented cost of additional contractors incurred by Seller or its Subsidiaries to complete the Business Financial Statements); provided, however, that the amount that Purchaser or Parent shall be obligated to pay pursuant to this sentence shall not exceed $10,000,000.

(c) In the event that this Agreement is terminated by the Purchaser Parties pursuant to Section 8.1(d), and at the time of any such termination all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived except for the condition set forth in Section 7.2(d) or those conditions that by their nature are to be satisfied at the Closing (provided they are capable of being satisfied), the Purchaser Parties shall pay to Seller a fee equal to $10,000,000 by wire transfer of same-day funds on the first Business Day following the date of termination of this Agreement.

(d) Purchaser or Parent shall pay any filing fees required of the Purchaser Parties and Seller under the HSR Act.

10.12 Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Parties Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Parties Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedules or Purchaser Parties Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules or the Purchaser Parties Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding involving a third party, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or Law. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) Seller and the Purchaser Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) where used with respect to information, the phrase “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, and in the case of “made available” to the Purchaser Parties, where such information has been made available in the virtual “data room” established by Seller (whether or not in a specific folder that is available only to certain Representatives of the Purchaser Parties) on or before 5:00 p.m. Eastern Time on the date of this Agreement; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if”; and (n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

10.13 Waiver of Conflicts; Attorney-Client Privilege.

(a) The Purchaser Parties waive and will not assert, and agree to cause their Affiliates to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Seller, any of its Affiliates or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby or thereby (including matters in which the interests of Seller or any of its Affiliates may be directly adverse to the Purchaser Parties and their Affiliates) by any legal counsel currently representing Seller or any of its Affiliates in connection with this Agreement or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz (the “Current Representation”).

(b) The Purchaser Parties waive and will not assert, and agree to cause their Affiliates, to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person relating in any way to the Current Representation, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and that Seller, and not the Purchaser Parties or their Affiliates, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after the Closing, neither the Purchaser Parties nor their Affiliates shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchaser Parties or their Affiliates, or to internal counsel relating to the Current Representation, and none of the Purchaser Parties, their Affiliates or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

SQUARE, INC.

By:	/s/ Amrita Ahuja
Name: Amrita Ahuja
Title: Chief Financial Officer

DOORDASH, INC.

By:	/s/ Tony Xu
Name: Tony Xu
Title: President & CEO

ALPINE ACQUISITION SUB, LLC,
by DoorDash, Inc., its sole managing member

By:	/s/ Tony Xu
Name: Tony Xu
Title: President & CEO

[Signature Page to Asset Purchase Agreement]

Exhibit A

Form of Assignment and Assumption Agreement and Bill of Sale

Exhibit B

Form of Transition Services Agreement

Annex A

Form of R&W Insurance Policy